AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2002

                                                      REGISTRATION NO. 333-75630
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                 AMENDMENT NO. 5

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                           MILITARY RESALE GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)

           NEW YORK                         5141                 11-2665282
(State or Other Jurisdiction of      (Primary Standard        (I.R.S.  Employer
 Incorporation or Organization)   Industrial Classification  Identification No.)
                                         Code Number)

                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
                                 (719) 391-4564
          (Address and Telephone Number of Principal Executive Offices)

                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
(Address of Principal Place of Business or Intended Principal Place of Business)

                            ETHAN D. HOKIT, PRESIDENT
                           MILITARY RESALE GROUP, INC.
                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
                                 (719) 391-4564
            (Name, address and telephone number of agent for service)

                                   -----------

                                    COPIES TO:
                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                          New York, New York 10022-4441
                                  (212) 421-4100

                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                5,000,000 SHARES

                           MILITARY RESALE GROUP, INC.

                                  COMMON STOCK

         Military Resale Group, Inc., a New York corporation, is offering up to 5,000,000 shares of its common stock at a price of $1.00 per share. We may offer the shares for cash from the date of this prospectus until the termination of this offering.

         Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "MYRG."

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR RISKS OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         We are offering the shares on a "best efforts, no minimum" basis. In a "best efforts, no minimum offering," we do not need to reach a specific level of subscriptions before the proceeds are available to us. There will be no escrow of funds. There is no underwriter assisting us in the offer and sale of the shares.

         We intend to keep the offering open until March 31, 2003. However, if we have not sold all of the shares by that date, we may extend the offering period at our sole discretion for an additional 120 days.

================================================================================

                                       Underwriting Discounts   Proceeds to
                  Price to Public(2)       and Commissions       Company(1)
                  ------------------   ----------------------   -----------
Per Share.........       $1.00                   $0.00              $1.00
Total.............    $5,000,000                 $0.00           $5,000,000

================================================================================


(1) Assumes the sale of the maximum number of shares offered by this prospectus before deducting expenses, including professional fees, printing costs, and filing fees related to the offering payable by us, estimated at $250,000.

                 The date of this prospectus is __________, 2002

         To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may have to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. We currently plan to register all of the 5,000,000 shares offered hereby for offer and sale in each of the States of Colorado and New York and a limited number of shares in the States of Connecticut, Florida and New Jersey. Brokers or dealers effecting transactions in the shares should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

         This prospectus is not an offer to sell any securities other than the shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

         We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Military Resale Group, Inc., or the shares that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.


                                                  TABLE OF CONTENTS
                                                                                               Page
Prospectus Summary...........................................................................    1
Risk Factors.................................................................................    3
Special Note Regarding Forward-Looking Statements............................................   10
Use of Proceeds..............................................................................   11
Dilution.....................................................................................   13
Determination of Offering Price..............................................................   14
Market for Common Equity and Related Shareholder Matters.....................................   15
Management's Discussion and Analysis of Financial Condition and Results of Operation.........   16
Business.....................................................................................   21
Management...................................................................................   31
Principal Stockholders.......................................................................   35
Certain Relationships and Related Transactions...............................................   36
Description of Securities....................................................................   38
Plan of Distribution.........................................................................   39
Legal Matters................................................................................   40
Experts......................................................................................   41
Disclosure of Commission Position on Indemnification for Securities Act Liabilities..........   41
Where You Can Find Additional Information....................................................   41
Index to Financial Statements................................................................   F-1

                               PROSPECTUS SUMMARY

          THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                               ------------------

         We are a regional distributor of grocery and household items specializing in distribution to the military market. We distribute a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Our operations are currently directed to servicing the commissary at each of six military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         Military commissaries are large supermarket-type stores operated by the United States Defense Commissary Agency ("DeCA") to provide grocery items for sale to authorized patrons at the lowest practicable prices in facilities designed and operated under standards similar to those in commercial food stores. As of May 2002, there were 281 commissaries worldwide, of which 176 were located in the Continental U.S. and 105 were located overseas. Commissaries are authorized by law to sell goods only to authorized patrons, which include the approximately 1.4 million active duty U.S. military personnel, their dependents and certain authorized reservists and retirees. As of May 2002, these authorized patrons totaled approximately 13.7 million individuals. Annual worldwide commissary sales totaled more than $5 billion in the year ended September 30, 2001.

         We were formed as a New York corporation on August 31, 1983 under the name Owl Capital Corp. On June 17, 1988, we changed our name to Bactrol Technologies, Inc. On November 15, 2001, we acquired 98.2% of the issued and outstanding shares of Military Resale Group, Inc., a Maryland corporation, in a reverse acquisition (the "Reverse Acquisition") and subsequently changed our name to Military Resale Group, Inc. In connection with the Reverse Acquisition, we commenced operations in our current line of business. Prior to the Reverse Acquisition, we were inactive and had nominal assets and liabilities. Our principal address is 2180 Executive Circle, Colorado Springs, Colorado 80906, and our telephone number at that address is (719) 391-4564. In this Prospectus, reference to the terms "Military Resale Group," "we," "us" and "the company" refer collectively to Military Resale Group, Inc. (a New York corporation) unless otherwise indicated.

ABOUT THIS OFFERING


         We are offering up to 5,000,000 shares of common stock at a price of $1.00 per share. At October 28, 2002, we had 11,083,389 shares of common stock issued and outstanding. If we were to sell all of the shares offered by us in this offering, there would be 16,083,389 shares of common stock outstanding after the offering. There is no underwriter of this offering. We are offering the shares on a best efforts, no minimum basis. This means that, although we are offering up to 5,000,000 shares, we are not required to sell a specified number of shares in this offering prior to accepting any subscriptions. As a result, we may only sell a nominal amount of shares and receive minimal proceeds from this offering. In addition, we may terminate the offering at any time before we have sold all 5,000,000 shares. We will not escrow any of the proceeds we receive from this offering. There is no minimum offering and the proceeds from any subscription accepted by us will be immediately available to us. We may reject any subscription in whole or in part. If we reject a subscription we will return the investor's check or other funds without deduction and without the payment of any interest.

Common Stock Offered...................................   5,000,000 shares
Common Stock Outstanding Immediately
   Prior to the Offering...............................   11,083,389 shares(1)
Common Stock to be Outstanding Following
  the Offering.........................................   16,083,389(1) (2)
Use of Proceeds........................................   The net proceeds of this offering will be used (i) to acquire an inventory control system, (ii) for sales and marketing, (iii) to repay indebtedness; (iv) for acquisitions and new business development; and (v) for working capital and general corporate purposes.  See "Use of Proceeds"
OTC Bulletin Board Ticker Symbol.......................   MYRG

----------------
(1) Does not include (i) 400,000 shares reserved for issuance upon the exercise of outstanding options and (ii) up to 2,797,467 shares issuable upon the conversion of outstanding bridge notes.


(2) Assumes the sale of all 5,000,000 shares of our common stock offered in this Offering.

                         SELECTED FINANCIAL INFORMATION

         The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this Prospectus. See "Financial Statements."

SUMMARY OPERATING INFORMATION


                                                    FISCAL YEAR                       SIX MONTHS
                                                  ENDED DECEMBER 31,                 ENDED JUNE 30,
                                           ----------------------------       --------------------------
                                               2000             2001             2001            2002
                                               ----             ----             ----            ----
Total revenues..........................   $ 4,480,305      $4,851,433        $2,255,289      $3,139,170
Net loss................................       (13,673)       (745,994)         (134,241)       (730,655)
Net loss per common share...............         (0.01)          (0.13)            (0.02)          (0.08)

Weighted average number of common
  shares outstanding....................     5,360,000       5,644,584       5,360,000        8,327,378

SUMMARY BALANCE SHEET INFORMATION                    DECEMBER 31,                        JUNE 30,
                                           ---------------------------------    ---------------------------
                                                2000             2001                      2002
                                                ----             ----                      ----
Working capital.........................     $(144,024)      $(649,133)                 $ (772,673)
Total assets............................       650,343         913,013                   1,032,133
Total liabilities.......................       709,892       1,460,856                   1,729,237
Stockholders' equity....................       (59,549)       (547,843)                   (697,104)

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

         Although we were incorporated in 1983, we commenced operations in our current line of business in November 2001 (at which time we acquired Military Resale Group, Inc., a Maryland corporation that commenced operations in November
1998) and have a limited operating history. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

         o our need to expand the number of products we distribute;

         o potential fluctuations in operating results and uncertain growth rates;

         o limited market acceptance of the products we distribute;

         o concentration of our revenues in a single market;

         o our dependence on the military market for most of our revenue;

         o our need to expand our direct sales force;

         o our need to manage rapidly expanding operations; and

         o our need to attract and train qualified personnel.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW.


         We incurred net losses of $13,673 in 2000, $745,994 in 2001 and $730,655 in the first half of 2002 and we may be unable to achieve profitability in the future. If we continue to incur net losses in future periods, we may be unable to achieve one or more key elements of our business strategy, including the following:


         o increase the number of products we distribute;

         o increase our sales and marketing activities, including the number of our sales personnel;

         o increase the number of regions in which we distribute products; or

         o acquire additional distributorships.


         As of June 30, 2002, we had an accumulated deficit of $1,686,398. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

OUR BUSINESS RELATIONSHIPS WITH THE PRODUCERS AND MANUFACTURERS FOR WHICH WE DISTRIBUTE AND SELL PRODUCTS MAY BE TERMINATED AT ANY TIME, AND THE LOSS OF ANY SUCH RELATIONSHIP WOULD REDUCE OUR REVENUES AND OUR PROSPECTS FOR ACHIEVING PROFITABILITY.

         Although we have good working relationships with our principal suppliers, we do not have long-term arrangements with these entities. Our relationships with the suppliers for which we distribute products may be terminated at any time by any supplier. Therefore, we cannot be assured that we will be able to maintain a business relationship with the producers and manufacturers for which we currently distribute and sell products. Any disruption in our relationship with the producers and manufacturers for which we distribute goods could result in the termination of our representation of such producers and manufacturers and their products, which would reduce our revenues and our prospects for achieving profitability.

PRODUCTS SUPPLIED BY CERTAIN SUPPLIERS ACCOUNT FOR A MATERIAL PERCENTAGE OF OUR REVENUES, AND THE LOSS OF ANY OF THESE SUPPLIERS COULD DRAMATICALLY REDUCE OUR REVENUES.


         We derive a significant portion of our revenues from the distribution of products that are supplied by a limited number of suppliers. In 2000, products supplied by Tyson Foods, Inc. accounted for approximately 48% of our revenues and products supplied by Jimmy Dean Foods, Inc., a division of Sara Lee Foods-USA, accounted for approximately 12% of our revenues. In 2001, products supplied by Tyson Foods Inc. accounted for approximately 46% of our revenues, products supplied by S&K Sales, Inc. accounted for approximately 14% of our revenues and products supplied by Jimmy Dean Foods, Inc. accounted for approximately 10% of our revenues. In the first half of 2002, products supplied by Tyson Foods Inc. accounted for approximately 40% of our revenues. The loss of any major supplier could dramatically reduce our revenues.


VARIOUS CHANGES IN THE DISTRIBUTION AND RETAIL MARKETS IN WHICH WE OPERATE HAVE LED AND MAY CONTINUE TO LEAD TO REDUCED SALES AND MARGINS AND LOWER PROFITABILITY FOR OUR CUSTOMERS AND, CONSEQUENTLY, FOR US.

         The distribution and retail markets in which we operate are undergoing accelerated change as distributors and retailers, including military commissaries, seek to lower costs and provide additional services in an increasingly competitive environment. For example, there is a growing trend of large self-distributing chains consolidating to reduce costs and gain efficiencies. Eating away from home and alternative format food stores, such as warehouse stores and supercenters, have taken market share from traditional supermarket operators, including military commissaries, some of which are our customers. In an effort to ensure that more of their promotional fees and allowances are used by retailers to increase sales volume, vendors increasingly direct promotional dollars to large self-distributing chains. We believe that these changes have led to reduced sales, reduced margins and lower profitability among many of our customers and, consequently, for us.

OUR SALES MAY DECLINE UPON A GENERAL DECREASE IN THE PRICE OF CONSUMABLE GOODS OR AN ECONOMIC DOWNTURN.

         We derive most of our revenues from the consumable goods distribution industry. This industry is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. Consequently, our sales may decline when the prices of consumable goods go down, even though our percentage markup may remain constant. The consumable goods industry is also sensitive to national and regional economic conditions, and the demand for our consumable goods has declined from time to time as a result of economic downturns.


AN INCREASE IN FUEL AND OTHER TRANSPORTATION-RELATED COSTS COULD REDUCE OUR PROFITS OR INCREASE OUR LOSSES.

         Our distribution business is sensitive to increases in fuel and other transportation-related costs. In 2001, we transported approximately 1,950 tons of product and our trucks traveled in excess of 139,000 miles. Any significant increase in fuel or other transportation-related expenses would increase our operating expenses, which would have the effect of reducing our profits or increasing our losses.

REDUCTIONS IN THE ARMED FORCES MAY LEAD TO LOWER DEMAND FOR THE PRODUCTS WE DISTRIBUTE AND SELL, WHICH COULD RESULT IN REDUCTIONS IN OUR REVENUES AND REDUCE OUR PROFITS OR INCREASE OUR LOSSES.


         We distribute and sell products for resale to active and retired military personnel. Since the end of the Cold War, the United States has streamlined its Armed Forces by reducing the number of military personnel and closing military bases. Reductions in funding for force modernization and military end strength have outpaced reductions in support services and overhead. Proposals have been made to decrease the cost to taxpayers of operating commissaries, including:

         o increasing the surcharge charged to commissary patrons;

         o merging commissaries with exchanges; and

         o privatizing the commissary system.


Funding for commissaries has decreased since the early 1990s. In October 1996, DeCA became a "Performance Based Operation," which has resulted in DeCA's obtaining special waivers from Federal procurement regulations for the purpose of striving to operate more efficiently by adopting some characteristics of private-sector companies. The impact of these trends on our business is uncertain and could lead to reduced demand for the products we distribute and sell, which could result in reductions in our revenues and reduce our profits or increase our losses.


THERE IS NO MINIMUM NUMBER OF SHARES TO BE SOLD IN THIS OFFERING AND THERE IS A RISK THAT WE WILL BE UNABLE TO SELL A SUFFICIENT NUMBER OF SHARES TO ENABLE US TO CARRY OUT OUR BUSINESS PLAN OR TO GENERATE NET PROCEEDS FROM THIS OFFERING IN AN AMOUNT SUFFICIENT TO ENABLE US TO CONTINUE OPERATIONS.

         There is no minimum number of shares of common stock that we must sell in this offering prior to the initial closing, and we expect to accept subscriptions for shares of common stock as they are received. In addition, this offering is a self-underwritten offering, and therefore there is no guarantee that we will sell all or any part of the shares offered in this offering. As a result, there can be no assurance that we will raise sufficient funds in this offering to carry out our business plan as currently proposed, or that the net proceeds from the initial subscriptions for shares will be in an amount sufficient to enable us to continue operations in any meaningful manner.

WE MAY NEED ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS PLAN AND WE CANNOT BE SURE WE WILL BE ABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED OR ON ACCEPTABLE TERMS.

         Assuming at least 500,000 shares of common stock offered hereby are sold in this offering, we believe the net proceeds from this offering, together with our projected cash flow from operations, will be sufficient to fund our operations as currently conducted for at least the next 12 months. Such belief, however, cannot give rise to an assumption that our cost estimates are accurate or that unforeseen events will not occur that will require us to seek additional funding to meet our operational needs. As a result, we may require substantial additional financing in order to implement our business objectives. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms we find acceptable. In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may not be able to:

         o attract additional suppliers;

         o expand into additional regions;

         o develop or enhance our product line;

         o take advantage of future opportunities; or

         o respond to competitive pressures or unanticipated requirements.


For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


OUR RELATIONSHIPS WITH THIRD PARTY BROKERS TO STOCK AND DISPLAY THE PRODUCTS WE DISTRIBUTE MAY BE TERMINATED AT ANY TIME AND THE LOSS OF CERTAIN THIRD PARTY BROKER RELATIONSHIPS COULD CAUSE THE TERMINATION OF OUR RELATIONSHIPS WITH THE COMMISSARIES WE SERVE OR THE SUPPLIERS WITH WHICH WE HAVE RELATIONSHIPS.

         We rely on a network of brokers to ensure that sufficient inventories of products are received by commissaries and that products are properly stocked and displayed. Our arrangements with brokers may be terminated at any time by any broker. Although we have good working relationships with our brokers, there can be no assurance that we will be successful in maintaining our existing arrangements with brokers or in acquiring, or entering into arrangements with, additional brokers. In addition, we do not have exclusive relationships with the brokers we utilize. Many of these brokers may represent other products in addition to the products we distribute. There can be no assurance that the representation by brokers of multiple products does not result in conflicts of interest. The loss of certain of our brokers could cause the termination of our relationships with the commissaries we serve or with the manufacturers or suppliers of the products such brokers service.


WE CARRY ONLY A LIMITED AMOUNT OF PRODUCT LIABILITY INSURANCE AND ANY SIGNIFICANT PRODUCT LIABILITY CLAIM MAY IMPAIR OUR ABILITY TO FUND CURRENT OPERATIONS OR PREVENT US FROM CARRYING OUT OUR STRATEGIC PLANS.

         The marketing and sale of products of the type we distribute entails a risk of product liability claims by consumers and others. Although we have obtained product liability insurance in the amount of $2,000,000, there is no assurance that such policy will be sufficient to cover us against all possible liabilities or that the policy can be maintained in force at a cost we find acceptable. In the event of a successful product liability claim against us, lack or insufficiency of insurance coverage could impair our ability to fund current operations or prevent us from carrying out our strategic plans.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE AND A DECLINE IN THE VALUE OF YOUR INVESTMENT.

         Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future. Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:

         o the volume of revenues we have generated;

         o the timing of our announcements for the distribution of new products, and any such announcements by our competitors;

         o the acceptance of the products we distribute in the military marketplace; and

         o general economic conditions.

         There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management's expectations of future revenues and are relatively fixed in the short term. We plan to increase operating expenses to:

         o expand our product line;

         o expand our sales and marketing operations;

         o increase our services and support capabilities; and

         o improve our operational and financial systems.

If our revenues do not increase along with these expenses, our operating margins will decline and our net losses in a given quarter would be larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.


WE MAY PURSUE ACQUISITIONS THAT, BY THEIR NATURE, PRESENT RISKS AND THAT MAY NOT BE SUCCESSFUL AND MAY REDUCE OUR PROFITS OR INCREASE OUR LOSSES.


         Our growth strategy includes the acquisition of additional distributors and, possibly, of brokers in the business of selling consumer goods in the military market. Our ability to accomplish our acquisition strategy will depend upon a number of factors, including, among others, our ability to:

         o identify acceptable acquisition candidates;

         o consummate the acquisition of such businesses on terms that we find acceptable;

         o retain, hire and train professional management and sales personnel at each such acquired business; and

         o promptly and profitably integrate the acquired business operations into our then-existing business.

         No assurance can be given that we will be successful with respect to such factors or that any acquired operations will be profitable or be successfully integrated into our then-existing business without substantial costs, delays or other problems. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid to higher levels. In any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investments we make therein.

THE LOSS OF THE SERVICES OF ETHAN D. HOKIT, OUR PRESIDENT, COULD IMPAIR OUR ABILITY TO SUPPORT CURRENT OPERATIONS AND DEVELOP NEW BUSINESS AND TO RUN OUR BUSINESS EFFECTIVELY.


         Our success will be dependent on the efforts of Ethan D. Hokit, our President. We have no employment agreement with Mr. Hokit. In addition, we have no key man life insurance on the life of any of our employees, and we have not entered into any employment agreements or non-competition arrangements with any of our key personnel. Our key personnel at the present time, however, are our executive officers and directors, and we believe such persons have certain fiduciary obligations to our company. The loss of the services of Mr. Hokit, or our inability to attract and retain other qualified personnel, could impair our ability to support current operations and develop new business or to run our business effectively.


OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.


         Assuming all shares of common stock offered hereby are sold in this offering, upon completion of this offering our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 25.1% of the outstanding shares of our common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or present an outside party from acquiring or merging with us. In the event we sell less than half (2,500,000) of the shares offered hereby, our executive officers and directors and their affiliates will beneficially own approximately 29.7% of the outstanding shares of our common stock. For a full presentation of the equity ownership of these stockholders, see "Principal Stockholders."


OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.

         There has been only a limited public market for our common stock prior to this offering. The public offering price for our common stock has been determined arbitrarily by our management and bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. This public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

         o actual or anticipated fluctuations in our operating results;

         o changes in market valuations of other companies in our industry;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o additions or departures of key personnel; and

         o sales of common stock in the future.

         In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

         You should read the information under the heading "Market For Common Equity and Related Shareholder Matters" for a more complete discussion of the factors that were considered in determining the public offering price of our common stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.


         The public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. For example, if we sell all 5,000,000 shares offered hereby and you purchase common stock in this offering, you will incur immediate dilution of approximately $0.74 in the book value per share of our common stock from the price you pay for our common stock. If we sell half (2,500,000) of the shares offered hereby, you will incur immediate dilution of approximately $0.88 in such book value per share, and if we sell only 500,000 of the shares offered hereby, you will incur immediate dilution of $1.00, or the full amount of your investment, in such book value per share. As a result, if all of our assets are sold in a liquidation of our company, you may not receive in respect of your shares an amount that is equal to or greater than the price you paid for your shares in this offering. For additional information on these calculations, see "Dilution."


WE FACE SIGNIFICANT COMPETITION FROM COMPETITORS WITH GREATER RESOURCES THAN OURS, AND SUCH COMPETITION COULD RESULT IN A REDUCTION IN OUR PRICES OR OPERATING MARGINS AND THE LOSS OF SOME OF THE PRODUCTS WE OFFER.

         We operate in a highly competitive industry. Many companies are engaged in the sale and distribution of consumer products to the military market, and we compete on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided. Many of our competitors have financial resources, research and development capabilities, marketing staffs and facilities substantially greater than ours. This competition could result in the reduction of our prices or operating margins and the loss of one or more of the products we offer. This competition may also hinder our ability to expand into other regions or to enter into relationships with new suppliers.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE AND COULD RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.


         We currently have 9,378,235 shares of our common stock outstanding that are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not one of our affiliates and who has satisfied a two-year holding period. Any substantial sale of restricted securities under Rule 144 could significantly depress the market price of our common stock. In addition, the sale of these shares could reduce demand for our shares in the event we seek to raise capital through the additional sale of stock.

         We have reserved 1,500,000 shares of our common stock for issuance to key employees, officers, directors and consultants under our existing equity incentive plan. As of October 28, 2002, we had issued and outstanding under our equity incentive plan options to purchase an aggregate of 400,000 shares of our common stock. In addition, we have reserved 2,797,467 shares of common stock for issuance upon the conversion of bridge notes issued to certain creditors. The existence of any outstanding options, warrants or convertible notes may prove to be a hindrance to future financings as the holders of such options, warrants or convertible notes may be expected to exercise such notes to purchase, or to convert such notes into, shares of our common stock at a time when we would otherwise be able to obtain additional equity capital on terms we would find more favorable.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT TO DECLINE.


         The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.




WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

         Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditors have indicated in its report on our 2001 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.




                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

         You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         We expect to incur expenses in connection with this offering of approximately $250,000 for our legal fees, accounting fees, printing, Blue Sky legal and filing fees and other miscellaneous expenses. The net proceeds of this offering, estimated to be $4,750,000 if the maximum of 5,000,000 shares is sold, $3,500,000 if 75% (3,750,000) of the shares are sold, $2,250,000 if 50%
(2,500,000) of the shares are sold, $1,000,000 if only 25% (1,250,000) of the shares are sold and $250,000 if 10% (500,000) of the shares are sold, are expected to be allocated as follows:


                                        500,000       1,250,000       2,500,000       3,750,000        5,000,000
                                         Shares         Shares          Shares           Shares           Shares
                                        -------       ---------       ---------       ---------        ---------
Acquisition of Inventory Control
  System.........................     $ 200,000     $   200,000      $   200,000      $   200,000     $   200,000
Sales and marketing..............            --              --          200,000          400,000         500,000
Repayment of indebtedness (1)....            --         465,000          465,000          465,000         465,000
Acquisitions and new business
  development....................            --              --          250,000          500,000       1,000,000
Working capital..................        50,000         335,000        1,135,000        1,935,000       2,585,000
                                         ------     -----------      -----------      -----------     -----------

     Totals......................     $ 250,000     $ 1,000,000      $ 2,250,000      $ 3,500,000     $ 4,750,000
                                      =========     ===========      ==========       ===========      ==========

--------------

(1) Includes interest and principal on (a) $110,000 aggregate principal amount of convertible bridge notes that mature on December 31, 2002 and bear interest at 8% per annum prior to June 30, 2002 and 9% per annum thereafter, (b) $105,000 aggregate principal amount of convertible bridge notes that mature on either June 30, 2003 or July 30, 2003 and bear interest at 8% per annum, (c) $150,000 aggregate principal amount of promissory notes that are payable on demand and bear interest at 8% per annum and (d) $60,000 aggregate principal amount of promissory notes that are payable on demand and bear interest at 10% per annum. In the event any holders of any convertible bridge notes elect to convert all or a portion of the principal and interest due on such notes into shares of our common stock pursuant to the terms of such notes, the net proceeds allocated to the repayment of such indebtedness will be reallocated to working capital purposes.

         As reflected in the table above, if at least 1,250,000 shares are sold in this offering, we intend to use approximately $465,000 for the repayment of indebtedness, which is comprised of $215,000 aggregate principal amount of convertible bridge note indebtedness, $210,000 aggregate principal amount of demand note indebtedness and approximately $40,000 of accrued interest. Of such $465,000 of net proceeds, approximately $310,000 will be used to repay the principal portion of our outstanding indebtedness to our officers and directors or their respective affiliates, of which, at October 28, 2002, the following amounts were outstanding:


         o $60,000 of principal is owed to Shannon Investments, Inc., one of our principal shareholders that is controlled by Edward Whelan, our Chairman of the Board and Chief Executive Officer.

         o $100,000 of principal is owed to Oncor Partners, Inc., a company of which Mr. Whelan is President and Mr. Whelan and Edward Meyer, Jr., one of our principal shareholders, are the sole shareholders.

         o $75,000 of principal is owed Atlantic Investment Trust, the trustee of which is Richard Tanenbaum, one of our directors.

         o $50,000 of principal is owed to Eastern Investment Trust, the trustee of which is

           Mr. Tanenbaum.

         o $25,000 of principal which is owed to Ethan Hokit, our President and one of our directors.


The proceeds of the convertible bridge notes that were issued between December 2001 and August 2002, the demand notes and the loans from our officers and directors or their respective affiliates were used for short-term working capital purposes. For additional information on the demand note indebtedness and the loans from our officers and directors or their respective affiliates, see "Certain Relationships and Related Transactions."

         If the net proceeds from this offering are less than $1,000,000, such proceeds will be applied first to the acquisition of an inventory control system, next, up to $125,000 will be applied for working capital purposes, primarily to finance accounts receivable and for the acquisition of inventory, and thereafter, to the extent necessary, to the repayment of the bridge note indebtedness discussed above. Any remaining net proceeds will be applied to working capital and for general corporate purposes. In the event we sell only a nominal number of shares offered hereby (500,000), the proceeds of such sale will be used to acquire an inventory control system and any remaining proceeds will be used for working capital purposes. We believe the net proceeds of the sale of at least 500,000 shares in this offering, together with anticipated revenues from sales of our products, will satisfy our capital requirements for at least the next 12 months.

         In the event that we do not sell at least 2,500,000 shares in this offering, we may be forced to alter, delay or abandon our acquisition strategy. In such case, we may decide to allocate funds to alternative uses, such as the direct purchase of warehouses and operating facilities in markets in which we seek to develop business. At this time, we have no pending or planned acquisitions.


         One of the purposes of this offering is to raise funds for working capital purposes, including to finance our accounts receivable until such time as we are able to obtain alternative financing sources, to purchase additional inventory and to fund other day-to-day operating expenses, including unforeseen cash requirements. Depending on the number of shares of common stock sold in this offering and the amount of the net proceeds of this offering that are applied to the repayment of indebtedness, a significant portion of the net proceeds of this offering (which may exceed 50% of the aggregate net proceeds) may be available for working capital purposes. We are unable to estimate the amounts of such net proceeds that will be applied for particular working capital purposes, and management will have broad discretion in the use of funds allocated for working capital purposes. As a result, you will be relying on the judgment of our management regarding the application of a significant portion of the net proceeds of this offering. Pending the application of the net proceeds, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.


                                    DILUTION

         If you purchase shares in this offering, you will experience immediate and substantial dilution in your investment. "Dilution" is the reduction in the value of a purchaser's investment and represents the difference between the price paid for the shares and the "net tangible book value" per share of the common stock acquired in the offering. Net tangible book value per share represents the book value of our tangible assets less the amount of our liabilities, divided by the number of shares of common stock outstanding.


         At June 30, 2002, there were 9,672,127 shares of common stock issued and outstanding. Without taking into account any changes in our net tangible book value after that date other than to give effect to (i) the issuance of 1,411,262 additional shares of common stock to consultants subsequent to June 30, 2002 and (ii) the estimated net cash proceeds of $4,750,000 from the sale of the 5,000,000 shares offered hereby (after deducting estimated expenses of the offering that total approximately $250,000), at an offering price of $1.00 per share, the amount of increase in net tangible book value as of that date attributable to the sale of shares offered hereby would have been $0.26 per share, representing an immediate dilution to investors in this offering of $0.74 per share and an immediate increase of $0.31 per share to present shareholders.


         The following table illustrates the per share dilution if we sell all 5,000,000 shares at a price of $1.00 per share, less offering expenses of $250,000.


              Net tangible book value per share at June 30, 2002..........................     $(0.05)
              Pro forma net tangible book value per share after the offering..............       0.26
              Pro forma increase in net tangible book value per share
                attributable to investors in this offering................................       0.31
              Pro forma dilution per share to investors in the offering...................       0.74


         The following table illustrates the per share dilution if we sell only 2,500,000 shares at a price of $1.00 per share, less the offering expenses of $250,000.


              Net tangible book value per share at June 30, 2002..........................      $(0.05)
              Pro forma net tangible book value per share after the offering..............        0.12
              Pro forma increase in net tangible book value per share
                attributable to investors in this offering................................        0.17
              Pro forma dilution per share to investors in the offering...................        0.88


         The following table illustrates the per share dilution if we sell only 500,000 shares at a price of $1.00 per shares, less the offering expenses of $250,000.


              Net tangible book value per share at June 30, 2002..........................     $(0.05)
              Pro forma net tangible book value per share after the offering..............      (0.03)
              Pro forma increase in net tangible book value per share
                attributable to investors in this offering................................       0.02
              Pro forma dilution per share to investors in the offering...................       1.00

         The following table summarizes the investments of all existing shareholders at October 28, 2002 and the new investors as of such date after giving effect to the sale of all of the shares offered hereby:

                                                             Shares Purchased
                                                       ------------------------------        Total
                                                          Number            Percent        Investment
                                                          ------            -------        ----------
              Existing Shareholders..............        11,083,389          68.9%         $ 1,087,976
              New Investors(1)...................         5,000,000          31.1%           5,000,000
                                                         ----------         -----          -----------
              Total..............................        16,083,389         100.0%         $ 6,087,976
                                                         ==========         =====          ===========


---------------

(1) Assumes the sale of all 5,000,000 shares offered under this prospectus. The dilutive effect of the offering would be different if we are unsuccessful in selling all of the shares. For example, if we were to sell only (A) 500,000 shares in this offering, or (B) half of the shares offered by this prospectus, the investment by the new investors and existing shareholders would be as follows:

                                                             Shares Purchased
                                                       ------------------------------        Total
              (A)                                         Number            Percent        Investment
                                                          ------            -------        ----------
              Existing Shareholders..............        11,083,389          95.7%          $1,087,976
              New Investors......................           500,000           4.3%             500,000
                                                         ----------         -----           ----------
                Total............................        11,583,389         100.0%          $1,587,976
                                                         ===========        =====           ==========


                                                             Shares Purchased
                                                       ------------------------------        Total
              (B)                                         Number            Percent        Investment
                                                          ------            -------        ----------
              Existing Shareholders..............        11,083,389          81.6%          $1,087,976
              New Investors......................          2,500,000         18.4%           2,500,000
                                                         ----------         -----           ----------
                Total............................        13,583,389         100.0%          $3,587,976
                                                         ===========        =====           ==========



                         DETERMINATION OF OFFERING PRICE

         Our management has arbitrarily determined the offering price of the shares offered hereby. The offering price bears no relationship to our assets, book value, net worth, or other economic or recognized criteria of value. You should not regard the offering price to be an indication of future market price of our securities. In determining the offering price, we considered factors such as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDERS MATTERS

MARKET FOR COMMON STOCK

         Our common stock is traded on the OTC Bulletin Board under the symbol "MYRG."

         Our shares began trading on the OTC Bulletin Board on January 10, 2001. Prior to that date, there was no public market for our shares.

         The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period since our shares began publicly trading, based upon reports of transactions on the OTC Bulletin Board.

                                                              High        Low
                                                              ----       -----
            2001
                First Quarter (commencing January 10)......   $1.88      $0.03
                Second Quarter.............................    0.75       0.20
                Third Quarter..............................    2.27       0.45
                Fourth Quarter.............................    1.32       0.32


            2002
                First Quarter .............................    1.54       0.31
                Second Quarter ............................    0.51       0.23
                Third Quarter..............................    0.17       0.41
                Fourth Quarter (through October 30)........    0.13       0.43


         The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.


         The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, our public announcements regarding our then-pending acquisition of Military Resale Group, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, board market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On October 30, 2002, the closing bid price of our common stock as reported by the OTC Bulletin Board was $0.23 per share.

         As of September 30, 2002, there were approximately 96 shareholders of record of our common stock.


DIVIDEND POLICY

         We have not paid cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

CERTAIN STATEMENTS IN THIS DISCUSSION AND ANALYSIS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE WORDS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND" AND "PLAN" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THE STATEMENT WAS MADE. BECAUSE OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK," AS DEFINED BY THE REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS DOES NOT APPLY TO STATEMENTS BY OUR COMPANY.


         The following discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and notes appearing elsewhere in this Prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under the caption "Risk Factors" beginning on page 3 of this Prospectus.

         Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Prior to November 15, 2001, we did not generate any significant revenue and accumulated no significant assets, as we explored various business opportunities. On November 15, 2001, the date of the Reverse Acquisition, we acquired 98.2% of the issued and outstanding capital stock of Military Resale Group, Inc., a Maryland corporation ("MRG-Maryland"), in exchange for a controlling interest in our publicly-held "shell" corporation. For financial reporting purposes, MRG-Maryland was considered the acquirer in such transaction. As a result, our historical financial statements for any period prior to November 15, 2001 are those of MRG-Maryland.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

         REVENUES. Total revenue for the six months ended June 30, 2002 of $3,139,170 reflected an increase of $883,881, or approximately 39.2%, compared to total revenue of $2,255,289 for the six months ended June 30, 2001. Our revenues are derived in either one of two ways. In the majority of instances, we purchase products from manufacturers and suppliers for resale to the commissaries we service. In such cases, we resell the manufacturer's or supplier's products to the commissaries at generally the same prices we pay for such products, which prices generally are negotiated between the manufacturer or supplier and the Defense Commissary Agency ("DeCA"). Revenue is recognized as the gross sales amount received by us from such sales ("resale revenues"), which includes (i) the purchase price paid by the commissary plus (ii) a negotiated storage and delivery fee paid by the manufacturer or supplier. In the remaining instances, we act as an agent for the manufacturer or supplier of the products we sell, and earn a commission paid by the manufacturer or supplier, generally in an amount equal to a percentage of the manufacturer's or supplier's gross sales amount ("commission revenues"). In such cases, revenue is recognized as the commission we receive on the gross sales amount.

         Resale revenue for the six months ended June 30, 2001 of $3,015,024 reflected an increase of $941,648, or approximately 45.4%, compared to resale revenue of $2,073,376 for the six months ended June 30, 2001. For the six months ended June 30, 2002, approximately 71.9% of our gross profit was derived from sales involving resale revenue compared to approximately 36.6% for the six months ended June 30, 2001. These increases were attributable primarily to the addition of the new products we began supplying to commissaries during the fourth quarter of fiscal 2001, including Slimfast, L'eggs, Bush Beans and Rayovac Batteries, and during the first quarter of fiscal 2002, including a line of feminine hygiene products and a line of infant feeding products supplied by Playtex Products, Inc. which we sell on a resale basis, as well as the implementation of our long-term strategy to increase our ratio of sales of products we sell on a resale basis, rather than a commission basis, due to the payment discounts we often receive from the manufacturers and suppliers of the goods we purchase for resale.

         Commission revenues for the six months ended June 30, 2002 of $124,146 reflected a decrease of $57,767, or approximately 31.8%, compared to commission revenues of $181,913 for the six months ended June 30, 2001. For the six months ended June 30, 2002, approximately 28.1% of our gross profit was derived from sales involving commission revenues as compared to approximately 63.4% for the six months ended June 30, 2001. These decreases were attributable primarily to the implementation of our long-term strategy to increase our ratio of sales of products sold on a resale basis, rather than a commission basis. We cannot be certain as to whether or not these trends will continue; however, in the long term we are seeking to increase the ratio of our sales of products sold on a resale basis, rather than a commission basis, because we believe we can increase our profitability on such sales by taking advantage of payment discounts frequently offered by the manufacturers and suppliers of such products. To do so, we intend to continue to seek to add new products that we can offer to commissaries on a resale basis from our existing manufactures and suppliers and from others with whom we do not currently have a working relationship.

         In March 2002, we entered into an agreement with Playtex Products, Inc. to distribute, on a resale basis, approximately 70 Stock Keeping Units (SKUs) manufactured or supplied by Playtex, including a line of feminine hygiene products and a line of infant feeding products. We have been advised by Playtex, and verified with DeCA, that sales by Playtex in 2001 to the commissaries we currently service amounted to approximately $350,000. However, there can be no assurance that our annual sales of Playtex products will reach such amount, and the amount of our actual sales of Playtex products may differ materially from the amounts sold by Playtex in 2001 as a result of one or more of the factors described above, among others.


         In April 2002, we began distributing products for Pfizer, Inc. under an agreement that provided for the distribution of approximately 114 SKUs of Pfizer products. In June 2002, the agreement was terminated by Pfizer because we were unable to consistently meet our delivery obligations due to our insufficient working capital. During the term of our agreement with Pfizer, we received revenue from the sale of Pfizer products of approximately $168,000. Management believes the termination of the Pfizer agreement will not have a material adverse impact on our results of operations for fiscal 2002.

         In October 2002, we added to our supplier network the Hillshire Farm and Kahn's product groups of Sara Lee Foods-USA and certain consumer products distributed by Chattem, Inc. Hillshire Farms and Kahn's are product lines of packaged meats and hams. Chattem is a manufacturer of branded consumer products, principally over-the-counter healthcare products, including Aspercreme, Gold Bond, Sportscreme, Pamprin, Dexatrim, Rejuvex and Flexall. We have been advised by Sara Lee Foods-USA, and verified with DeCA, that sales of Hillshire Farm and Kahn's products in 2001 to the commissaries we currently service amounted to approximately $950,000. We have been advised by Chattem, and verified with DeCA, that sales of Chattem's line of products in 2001 to the commissaries we currently service amounted to approximately $200,000. However, there can be no assurance that our annual sales of these products will reach such amounts, and the amount of our actual sales of Hillshire Farm and Kahn's Products and Chattem products may differ materially from the amounts sold by Sara Lee Foods-USA and Chattem, respectively, in 2001.


         Management believes our long-term success will be dependent in large part on our ability to add additional product offerings to enable us to increase our sales and revenues. However, we believe our ability to add additional product offerings is dependent on our ability to obtain additional capital to fund new business development and increased sales and marketing efforts. We are currently in discussions with a number of other manufacturers and suppliers in an effort to reach an agreement under which we can distribute their products to the military market. While there can be no assurance that we will do so, we believe we will be successful in negotiating agreements with a number of such suppliers and manufacturers.

         To date, all of our sales revenue has been generated from customers located in the United States.

         COST OF GOODS SOLD. Cost of goods sold consists of our cost to acquire products from manufacturers and suppliers for resale to commissaries. In instances where we sell products on a commission basis, there is no cost of goods sold because we act as an agent for the manufacturer or supplier and earn only a commission on such sales. During the six months ended June 30, 2002, cost of goods sold increased by approximately $728,064, or approximately 37.0%, to $2,696,622 from $1,968,558 for the six months ended June 30, 2001. This increase was attributable primarily to the addition of new products that we sell on a resale basis. We cannot be certain as to whether or not this trend will continue; however, in the long term we are seeking to increase the ratio of our sales on a resale basis, as discussed above.

         GROSS PROFIT. Gross profit for the six months ended June 30, 2002 increased by approximately $155,817, or approximately 54.3%, compared to the six months ended June 30, 2001, from $286,731 for the six months ended June 30, 2001 to $442,548 for the six months ended June 30, 2002. This increase was attributable primarily to addition of new products that we purchase for resale to commissaries we service.


         OPERATING EXPENSES. Total operating expenses aggregated $932,982 for the six months ended June 30, 2002 as compared to $418,721 for the six months ended June 30, 2001, representing an increase of $514,261, or approximately 120%. The increase in total operating expenses was attributable primarily to increased professional fees of approximately $189,238 resulting primarily from the costs of the preparation of the registration statement under the Securities Act of 1933 relating to this offering; increased occupancy expense of $60,757 resulting from our move to larger office and warehouse facilities in September 2001; and increased general and administrative expenses of $256,653 resulting primarily from increased premiums on health workers' compensation insurance and the issuance of shares of our common stock for consulting services rendered to the Company.

         INTEREST EXPENSE. Interest expense of $240,263 for the six months ended June 30, 2002 reflected an increase of $238,012 as compared to interest expense of $2,251 for the six months ended June 30, 2001. The increase in interest expense was attributable primarily to interest expense resulting from the recognition of the beneficial conversion feature (the right to convert debt into shares of our common stock at a discount to the fair market value of our common stock) of $225,000 aggregate principal amount of convertible promissory notes issued in the six months ended June 30, 2002.

         NET LOSS. Primarily as a result of the increased operating and interest expenses discussed above, we incurred a net loss of $730,655 for the six months ended June 30, 2002 as compared to a net loss of $134,241 for the six months ended June 30, 2001.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         REVENUE. Total revenue for the year ended December 31, 2001 of $4,851,433 reflected an increase of $371,128, or approximately 8.3%, compared to total revenue of $4,480,305 for the year ended December 31, 2000. Resale revenue for the year ended December 31, 2001 of $4,560,347 reflected an increase of $528,072, or approximately 13.1%, compared to resale revenue of $4,032,275 for the year ended December 31, 2000. For the year ended December 31, 2001, approximately 49.1% of our gross profit was derived from sales involving resale revenue compared to approximately 36.9% for the year ended December 31, 2000. These increases were attributable primarily to the addition of the new products we began offering during the 2001 period, as discussed above, as well as the implementation of our long term strategy to increase the ratio of sales on a resale basis rather than a commission basis.

         Commission revenues for the year ended December 31, 2001 of $291,086 reflected a decrease of $156,944, or approximately 35%, compared to commission revenues of $448,030 for the year ended December 31, 2000. For the year ended December 31, 2001, approximately 50.9% of our gross profit was derived from sales involving commission revenues as compared to approximately 63.1% for the year ended December 31, 2000.

         COST OF GOODS SOLD. During the year ended December 31, 2001, cost of goods sold increased by approximately $509,355, or approximately 13.5%, to $4,279,449 from $3,770,094 for the year ended December 31, 2000. This increase was attributable primarily to the addition of new products in the 2001 fiscal year that we sell on a resale basis.

         GROSS PROFIT. Gross profit for the year ended December 31, 2001 decreased by approximately $138,227, or approximately 19.5%, compared to the year ended December 31, 2000, from $710,211 for the year ended December 31, 2000 to $571,984 for the year ended December 31, 2001. This decrease was attributable primarily to an increase in our inventory on hand as of December 31, 2001 compared to December 31, 2000.


         OPERATING EXPENSES. Total operating expenses aggregated approximately $1,271,223 for the year ended December 31, 2001 as compared to approximately $711,763 for the year ended December 31, 2000, representing an increase of $559,460, or approximately 44.0%. The increase in total operating expenses for the 2001 period was attributable primarily to increased professional fees of approximately $103,000 resulting primarily from the costs of the Reverse Acquisition in November 2001 and the costs of the preparation of the registration statement under the Securities Act of 1933 relating to this offering; increased occupancy expense of approximately $75,000 resulting from our move to larger office and warehouse facilities in September 2001; increased salary and wages of approximately $54,000 due primarily to the addition of office and warehouse personnel and, to a lesser extent, increased wages; increased general and administrative expenses of $284,734 due primarily to the issuance of 875,000 shares of our common stock in the fourth quarter as bonus compensation to certain employees and directors for services rendered in 2001; and increased trucking expense of approximately $42,000 due primarily to the addition of one truck and the renewal of two truck leases at higher rates.

         INTEREST EXPENSE. Interest expense of $46,755 for the year ended December 31, 2001 reflected an increase of $34,634 as compared to interest expense of $12,121 for the year ended December 31, 2000. The increase in interest expense was attributable primarily to interest expense resulting from the recognition of the beneficial conversion feature of $35,000 aggregate principal amount of convertible promissory notes issued in the fourth quarter of 2001.

         NET LOSS. Primarily as a result of the increased expenses discussed above, we incurred a net loss of $745,994 for the year ended December 31, 2001 as compared to a net loss of $13,673 for the year ended December 31, 2000.


LIQUIDITY AND CAPITAL RESOURCES


         At June 30, 2002, we had a cash balance of approximately $6,000. Our principal source of liquidity has been borrowings. Since November 2001, we have funded our operations primarily from borrowings of approximately $410,000. In the fourth quarter of 2001 and the first half of 2002, we issued $260,000 aggregate principal amount of convertible promissory notes (the "9% convertible notes") that mature on December 31, 2002 and bear interest at the rate of 8% per annum prior to June 30, 2002 and 9% per annum thereafter. In April 2002, $150,000 aggregate principal amount of 9% convertible notes (and $2,380 accrued interest thereon) was converted by the holders into an aggregate of 1,993,573 shares of our common stock. The remaining 9% convertible notes are convertible at any time and from time to time by the noteholders into a maximum of 1,153,900 shares of our common stock (subject to certain anti-dilution adjustments) if the 9% convertible notes are not in default, or a maximum of 2,307,800 shares of our common stock (subject to certain anti-dilution adjustments) if an event of default has occurred in respect of such notes. The terms of the 9% convertible notes require us to register under the Securities Act of 1933 the shares our common stock issuable upon conversion of the 9% convertible notes not later than December 31, 2002.

         In the third quarter of 2002, we issued $105,000 aggregate principal amount of convertible promissory notes (the "8% convertible notes") that mature on either June 30, 2003 or July 30, 2003 and bear interest at the rate of 8% per annum. The 8% convertible notes are convertible at any time and from time to time by the noteholders into a maximum of 489,667 shares of our common stock (subject to certain anti-dilution adjustments). The terms of the 8% convertible notes require us to register under the Securities Act of 1933 the shares of our common stock issuable upon conversion of the 8% convertible notes not later than December 31, 2002.


         Our current cash levels, together with the cash flows we generate from operating activities, are not sufficient to enable us to execute our business strategy. As a result, we intend to seek additional capital through the sale of up to 5,000,000 shares of our common stock in this offering. In the interim, we are funding our operations based on our cash position and the near term cash flow generated from operations, as well as additional borrowings. These conditions raise substantial doubt about our ability to continue as a going concern. Our actual financial results may differ materially from the stated plan of operations.

         In the event that we sell only a nominal number of shares (i.e. 500,000 shares) in this offering, we believe that the net proceeds of such sale, together with anticipated revenues from sales of our products, will satisfy our capital requirements for at least the next 12 months. However, we would require additional capital to implement fully our strategic plan to expand our distribution capabilities and product offerings, including any expansion resulting from acquisitions of other distributors to the military market. We currently have no pending or planned acquisitions.

         Assuming that we receive a nominal amount of proceeds from this offering, we expect capital expenditures to be approximately $200,000 during the next 12 months, primarily for the acquisition of an inventory control system. It is expected that our principal uses of cash during that period will be to provide working capital, to finance capital expenditures, to repay indebtedness and for other general corporate purposes, including sales and marketing and new business development. The amount of spending for any particular purpose is dependent upon the total cash available to us and the success of this offering.

         At June 30, 2002, we had liquid assets of $529,076, consisting of cash and accounts receivable derived from operations, and other current assets of $336,367, consisting primarily of inventory of products for sale and/or distribution. Long term assets of $166,690 consisted primarily of warehouse equipment used in operations.


         Current liabilities of $1,638,116 at June 30, 2002 consisted of approximately $1,108,770 of accounts payable and $339,755 for the current portion of capitalized leases and notes payable, of which approximately $210,000 was payable to our officers or our other affiliates.

         Our working capital deficit was $772,673 as of June 30, 2002 for the reasons described above.


         During the year ended December 31, 2001 and the six months ended June 30, 2002, we used cash of $87,836 and $69,894, respectively, in operating activities primarily as a result of the net losses incurred during those periods.

         During the year ended December 31, 2001 and the six months ended June 30, 2002, we used net cash of $123,502 and $1,912, respectively, in investing activities, all of which was used for capital expenditures.


         Financing activities, consisting primarily of short-term borrowings, provided net cash of $211,338 and $77,885 during the year ended December 31, 2001 and six months ended June 30, 2002, respectively.


                                    BUSINESS

OVERVIEW

         We are a regional distributor of grocery and household items specializing in distribution to the military market. We distribute a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Our operations are currently directed to servicing the commissary at each of six military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         Military commissaries are large supermarket-type stores operated by the United States Defense Commissary Agency ("DeCA") to provide grocery items for sale to authorized patrons at the lowest practicable prices in facilities designed and operated under standards similar to those in commercial food stores. As of May 2002, there were 281 commissaries worldwide, of which 176 were located in the continental United States and 105 were located overseas. Commissaries are authorized by law to sell goods only to authorized patrons, which include the approximately 1.4 million active duty U.S. military personnel, their dependents and certain authorized reservists and retirees. As of May 2002, these authorized patrons totaled approximately 13.7 million individuals. Annual worldwide commissary sales totaled more than $5 billion in DeCA's 2001 fiscal year.

         The categories and varieties of merchandise that may be sold in a commissary is strictly regulated by DeCA, as is the cost at which items may be purchased for resale. Under DeCA regulations, all items sold though the commissary system must be sold at cost. The military commissary system is generally self-funded and receives an annual appropriation from Congress primarily to pay the salaries of those who work for the commissaries. Store operations are funded by a 5% surcharge (not a tax) levied on the total amount of the customers' purchases. The surcharge pays for new commissary construction and renovation, new equipment and maintenance, paper bags, shopping carts and other operating costs. In selling products at cost, commissaries are considered an integral part of the military's pay and compensation package.

         The military exchange system consists of nearly two dozen separate business enterprises, including main exchange stores, convenience stores, package stores, food operations, gas stations, movie theaters and others, operated by the various military services for the benefit of military personnel and other qualified patrons. As of September 30, 2001, there were 570 "main exchanges" worldwide, and approximately 20,000 other exchange service-operated facilities. Annual sales from the exchange systems' worldwide business operations totaled approximately $9.3 billion in fiscal year 2001. We do not currently sell products to any stores in the military exchange system; however, we plan to begin marketing to various businesses in the exchange system during the first quarter of 2003.

STRATEGIC PLAN

         Our strategy is to establish our company as a leading provider of goods to the military market. To accomplish this, our management intends to execute the following:

         EXPAND DISTRIBUTION CAPABILITIES. We currently direct our focus to the distribution of products to commissaries located in the Midwest Region of the United States, which represents only one of the seven DeCA regions. We do not currently sell to commissaries located overseas or to military exchanges. An important part of our strategic plan is to expand our distribution capabilities, both in the domestic and overseas markets, by acquiring or contracting with distributors, as opportunities permit.

         EXPAND PRODUCT OFFERINGS. Industry data indicate that the average number of items stocked by the typical civilian supermarket is approximately 18,000 as compared to approximately 13,000 for a commissary. We believe the discrepancy results primarily from the reluctance of certain large manufacturers and many medium and small manufacturers to undertake the administrative burden of obtaining DeCA's approval of products to be sold to commissaries. Under Federal procurement rules, a manufacturer may either represent itself or retain a third-party representative on an exclusive basis to negotiate, supply, invoice and otherwise manage its products within the DeCA system. Our management believes there are many additional manufacturers with products that would meet the DeCA procurement standards and are desirous of selling to the military but that are unable or unwilling to commit the personnel and other resources necessary to comply with the DeCA procurement regulations and procedures required to enable them to sell their products to military commissaries. We intend to continue marketing to manufacturers, suppliers and brokers in an effort to establish new relationships that will allow us to increase the amount and types of products we offer.

         GROWTH THROUGH ACQUISITIONS. We intend to pursue an acquisition program to increase the number of our offered products, strengthen our ability to sell to the military exchange and commissary systems, and broaden our geographic reach to sell and distribute products in domestic and overseas regions that we do not currently service. We believe the industry in which we operate is highly fragmented, consisting primarily of small local brokers and distributors that limit their operations to a narrow range of offered products or distribute products only to commissaries or exchanges in selected regions. In view of the current state of the industry and the trend to centralize the management of the commissary system and enhance its cost-effectiveness, we believe significant opportunities are available to a business that can consolidate the capabilities and resources of a number of existing brokers and distributors in the military consumer goods market, including the cost savings that are inherent in a vertically integrated business. If at least 2,500,000 shares of our common stock are sold in this offering, we intend to implement our acquisition program. Once implemented, the rate at which we seek to acquire additional complementary businesses and the size of any such acquisitions will depend, to a significant degree, on the aggregate amount of net proceeds available to us from this offering.

         Acquiring additional broker or distribution businesses will require additional capital and may have a significant impact on our financial position. We currently intend to finance future acquisitions by using our common stock for all or a portion of the consideration to be paid. In the event our common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept our common stock as consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain capital through the issuance of additional debt or the issuance of one or more series or classes of our equity securities, which could have a dilutive effect on our then-outstanding capital stock. We do not currently have a line of credit or other lending arrangement with a lending financial institution, and there can be no assurance that we will be able to obtain such an arrangement on terms we find acceptable or sufficient for our needs, if at all, should we determine to do so. Acquisitions could result in the accumulation of substantial goodwill and intangible assets, which may result in substantial amortization charges that could our reduce reported earnings.

         Although we intend to perform a detailed investigation of each business that we acquire, there may nevertheless be liabilities that we fail or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We will seek to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons. At this time there are no pending or planned acquisitions.

         IMPROVE MANAGEMENT INFORMATION SYSTEMS. We are committed to improving our management information systems to enable management to more efficiently track sales and product shipments. We believe that, upon completion of this project, we will have achieved significant progress in creating an improved infrastructure capable of supporting expanded product offerings.

         In the event we sell only a nominal number of shares offered hereby (500,000), we intend to use such proceeds to purchase and implement an inventory control system and to continue to seek to expand our product offerings to the extent we have sufficient working capital to finance additional accounts receivable and purchase inventory. However, with only limited net proceeds from this offering, it is unlikely that we will be able to expand our distribution capabilities in any meaningful manner, and we will be unable to implement our proposed acquisition program.

PURCHASING AND SUPPLY


         At December 31, 2001, we distributed an aggregate of over 3,325 Stock Keeping Units (SKUs) that we acquired from approximately 65 manufacturers or suppliers. Products distributed include fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. In 2001, we distributed 39 SKUs supplied by Tyson Foods, Inc., 58 SKUs supplied by S&K Sales, Inc. and 24 SKUs supplied by Jimmy Dean Foods, Inc., a division of Sara Lee Foods-USA, and approximately 70% of our aggregate revenues was derived from the sale of products manufactured or supplied by such suppliers.


         Our agreements with our principal suppliers generally provide that we will act as their exclusive agent for the distribution of their products to specific military commissaries. Pursuant to our agreements with Tyson Foods, Inc. and Playtex Products, Inc., we purchase products for resale to commissaries. Under our agreement with S&K Sales, Inc., we sell and distribute products on a commission basis to the six commissaries we service. Our agreement with Tyson Foods, Inc. has a one-year term and automatically renews for successive one-year periods. However, the agreement is cancelable by either party upon 30 days' written notice. Our agreement with Playtex Products, Inc. has no defined term and is cancelable by either party upon 30 days' written notice. Our agreement with S&K Sales, Inc. has no defined term and is cancelable by either party upon 60 days' written notice.

         The majority of our revenues are derived from products that we purchase outright from manufacturers and resell to commissaries. In this arrangement, the manufacturer maintains an account with DeCA through the Electronic Data Interchange ("EDI") system. Generally, the manufacturer also selects the broker or brokers to merchandise the products and is actively involved in the sale of its products to commissaries/exchanges and the interaction between the commissaries/exchanges, the brokers and the distributors. Payment for products are remitted by DeCA to the manufacturer within seven days after the end of each roll-up period with respect to meats, 10 days with respect to dairy products and 23 days with respect to most other products.

         For the year ended December 31, 2001 and the six months ended June 30, 2002, approximately 49.1% and 28.1%, respectively, of our gross profit was derived from the sale of products acquired on a consignment basis. In a consignment sale, the manufacturer is involved in all facets of the transaction. It appoints and monitors brokers, maintains the account with DeCA, receives payment from DeCA, and pays us a fee based on a percentage of the purchase price paid by DeCA.

         For the year ended December 31, 2001 and the six months ended June 30, 2002, approximately 50.9% and 71.9%, respectively, of our gross profit was derived from the purchase and sale of products in which we acted as principal and dealt directly with DeCA. In such instances, we purchase the products from manufacturers and resell such products to commissaries at negotiated prices. We, rather than the manufacturer, maintain an account with DeCA through the EDI system and receive payments directly from DeCA as if we were the manufacturer of the products.

         We believe all of our suppliers have sufficient resources to continue supplying the products we distribute and do not foresee any shortage of product availability from any of our suppliers.

MARKETING AND CUSTOMER SERVICE

         Our senior management is involved in maintaining relationships with key customers and securing new accounts. We also maintain good relationships with brokers, which have been an effective source of new products. We believe that our ability to consistently provide a high level of service makes us desirable to brokers who want to ensure on-time delivery of the products they represent. We rigorously monitor the quality of our service. Our personnel frequently visit the commissaries that we serve and we are in constant communication with commissaries in order to ensure on-time order fulfillment.

OPERATIONS AND DISTRIBUTION

         Our operations can generally be categorized into two business processes: (i) product replenishment and (ii) order fulfillment. Product replenishment involves the management of logistics from the vendor location through the delivery of products to our distribution center. Order fulfillment involves all activities from order placement through delivery to the commissary location. We determine the quantities in which such products will be ordered from manufacturers. Order quantities for each product are systematically determined by us. Given our experience in managing our product flow, losses due to shrinkage, damage and product obsolescence represented less than 1/3 of 1% of 2001 net sales.

         We work closely with the commissaries in order to optimize transportation from vendor locations to the distribution center. By utilizing our own trucks and our expertise in managing transportation, we can ensure on-time delivery of products on a cost-effective basis. We believe that we realize significant cost savings by the consolidation of products from more than one vendor or for use by more than one commissary. We also utilize a number of third party carriers to provide in-bound transportation services. None of these carriers is material to our operations.


         We currently warehouse approximately 4,135 SKUs for distribution to commissaries. Products are inspected at our distribution center upon receipt and stored in racks. Our distribution center includes approximately 28,746 square feet of dry storage space, 2,000 square feet of frozen storage space, and 2,000 square feet of refrigerated storage space, as well as offices for operating, sales and customer service personnel and a management information system.


         We place a significant emphasis on providing a high service level in order fulfillment. We believe that by providing a high level of service and reliability, we reduce our costs by reducing the number of reorders and redeliveries. Each commissary places product orders based on recent usage, estimated sales and existing inventories. We have developed pre-established routes and pre-arranged delivery times with each customer. Product orders are placed with us six times a week either through our customer service representative or through electronic transmission using the EDI system. Approximately 60% of our orders are received electronically. Orders are generally placed on a designated day in order to coordinate with our pre-established delivery schedules. Processing and dispatch of each order is generally completed within seven hours of receipt and our standards require each order to be delivered to the customer within one hour of a pre-arranged delivery time.

         Products are picked and labeled at each distribution center. The products are placed on pallets for loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailers' load capacity and minimize the number of miles driven. In 2001, we transported approximately 1,950 tons of product and our trucks traveled in excess of 139,000 miles.

THE MILITARY MARKET

         GENERAL. The United States military market is composed of three main groups: the active members of the four branches of the United States military -- Army, Navy, Air Force and Marines; military retirees; and members of the military reserve. Including disabled veterans, overseas civil service personnel and dependents of all of these groups, and patrons of military commissaries and exchanges number over 13 million.

         Accordingly to DeCA trade publications, active duty personnel generally are well-educated, well paid and sophisticated. They enjoy a high standard of living with excellent benefits, and, therefore, constitute an excellent market for a variety of goods and services. Military retirees consist of military personnel who retire after 20 years or more of service with full commissary and exchange privileges. Military retirees generally are younger than civilian retirees and tend to engage in second careers after retirement. As a result, they generally are affluent, and like active duty personnel, provide an excellent market for goods and services offered by commissaries and exchanges. Within the last several years, reservists were granted full commissary and exchange benefits while on active duty. Reservists for the most part mirror a cross-section of the general United States population. Generally, they do not shop at commissaries and exchanges as often as members of the other military groups, but tend to buy larger quantities at each trip.

         The United States has streamlined its Armed Forces in the post-Cold War era. Despite these reductions, the United States military resale market continues to remain strong. In the fiscal year of DeCA ended September 30, 2001, total annual worldwide commissary and exchange sales was approximately $14.3 billion, with approximately $10.8 billion of these sales in the United States. Since 1945, there has been a major military build-down following each of World War II, the Korean War and the Vietnam war. The military market for consumer goods continued to prosper through each one. The post-Cold War reduction in manpower has not been as severe as previous reductions, and largely has been achieved by early retirement, and the curtailment of inductees. Retirees have earned and retained the privilege to shop in commissaries and exchanges, and Congress has elected to extend the shopping privilege to those forced out prior to retirement.

         THE COMMISSARY SYSTEM. Military commissaries are the supermarkets of the military. The stated mission of the commissary system is to provide grocery items for sale to authorized patrons at the lowest possible prices in facilities designed and operated like private-sector supermarkets. The assortment of brands of merchandise, however, is limited to those that meet the reasonable demands of commissary patrons, and commissaries currently are prohibited by law from carrying certain merchandise, including beer and wine and automotive supplies. Commissaries primarily stock and generally sell leading name brands and do not offer private label or unknown brands. In the case of many remote military bases, the commissary is the only source of groceries for military personnel.

         Commissaries sell their products at prices equal to cost plus a five percent surcharge. The only promotional fee that commissaries can accept is a direct reduction in price. Commissaries are prohibited from accepting other promotional items offered to private-sector stores, such as slotting allowances, display allowances or volume rebates. The commissary system receives an annual appropriation from Congress that pays for the salaries of commissary personnel and for the purchase of consumer goods for resale. Store operations otherwise are funded from the five percent surcharge on purchases. Proceeds from the surcharge also pay for new commissary construction, renovation, new equipment and maintenance, shopping bags, shopping carts and various other items. Overseas commissaries also receive Federal funds for transportation and utility costs. Through payment of the surcharge, the patrons of the commissaries essentially have created a worldwide military shoppers' cooperative.

         The benefit provided by commissaries is an integral part of the military's pay and compensation package. Recent re-enlistment surveys show that commissaries rank second in importance only to the medical/dental benefit. Commissaries are among the only benefits aimed exclusively at the military family. As commissaries are prohibited by law from selling any product below cost, certain items (those used as loss leaders by private-sector stores) may be priced lower at private sector stores. Nevertheless, the annual savings amounts to approximately 25%. It has been estimated that the commissary system results in approximately $2 billion of annual savings for its patrons. As a result, based upon the annual Congressional appropriation of approximately $1 billion available to DeCA, the commissary system provides one of the few government benefits that delivers more than two dollars in direct benefit to the beneficiary for every dollar spent by the taxpayer.

         As of May 2002, there were a total of 281 commissaries worldwide, of which 176 were located in the continental United States. At such date, the average gross square footage of these commissaries was approximately 57,500, and the average monthly sales per square foot of selling space, a commonly used measure of efficiency of retail operations, was approximately double that of commercial supermarkets. In the fiscal year of DeCA ended September 30, 2001, total annual worldwide commissary sales were approximately $5 billion, with approximately $3.1 billion of these sales in the United States.

         The table below shows the dollar volume of commissary sales over the three-year period ended September 30, 2001, as reported by the American Logistics Association.

                    Fiscal Year          Worldwide Store Sales (000s)
                    -----------          ----------------------------
                       2001                     $5,038,832

                       2000                     $5,038,880
                       1999                     $4,945,204

         DeCA recently completed the implementation of a store modernization program that has resulted in the opening or reopening of five to ten new stores a year, each generating between 25% to 30% more business from the same trading area. We believe DeCA's efforts to modernize facilities and merchandising and provide easy access, shorter lines and more convenient hours at commissaries will all contribute to increased sales volume in the commissary system.

         THE EXCHANGE SYSTEM. The military exchange system consists of nearly two dozen separate "businesses," including main exchange stores (department stores), convenience stores, package stores, food operations, gas stations, movie theaters, and others. The exchange system is a vast, logistically complex worldwide operation. Like the commissary system, the stated purpose of the exchange system is to improve the quality of life of military personnel and their families.

         The exchange system is a "non-appropriated fund" government activity, and, therefore, does not receive taxpayer subsidies. It is self-sustaining and operates at a profit generated by patron purchases. After expenses, all exchange earnings are returned to patrons in the form of new and improved exchanges and dividends paid to the sponsoring service's morale, welfare and recreation ("MWR") funds. Appropriations by Congress only fund the cost of transporting goods from the United States to overseas military exchanges. All other costs and expenses, including building and operating costs, such as employees' salaries, are paid from exchange revenues. Unlike the commissary system, which is managed by one central governmental authority, each military service manages its own exchange program. These include the Army and Air Force Exchange Service (a joint military command), the Navy Exchange Service Command, the Marine Corps Retail Operations Branch, the Coast Guard and the Department of Veterans Affairs.

         Military exchanges consistently are ranked by military personnel among the top benefits provided to the military community. As is the case with commissaries, exchanges are prohibited from pricing products below cost; therefore, certain items offered as "loss leaders" in private-sector stores may be priced below prices offered by exchanges. Notwithstanding this constraint, exchanges typically provide their customers with savings ranging from 20% to 25% compared to civilian mass-merchandisers and department stores.

         At September 30, 2001, there were 570 "main exchanges" worldwide and approximately 20,000 exchange service-operated facilities. In the fiscal year of DeCA ended September 30, 2001, total annual worldwide exchange sales was approximately $9.3 billion, with approximately $7 billion of these sales in the United States. We do not currently sell products to any stores in the military exchange system; however, we plan to begin marketing to various businesses in the exchange system during the fourth quarter of 2002.

         THE DEFENSE COMMISSARY AGENCY. DeCA, which is headquartered in Fort Lee, Virginia, was formed in October 1991 in an effort to consolidate the commissary system of each branch of the military into one efficient unit. Its stated mission is to ensure the commissary system provides United States military personnel and their families with needed groceries at the lowest possible price. DeCA's mission is recognized by many as essential to the military preparedness of the United States by assisting to maintain the morale, readiness and effectiveness of active duty troops, and by encouraging reenlistment of highly trained quality personnel.

          DeCA is part of the Department of Defense ("DoD") under the Assistant Secretary of Defense for Personnel and Readiness. It manages the total resources of all DoD commissaries worldwide, including personnel, facilities, supplies, equipment and funds. In October 1996, DeCA became a Performance Based Operation ("PBO"). This resulted in DeCA's obtaining special waivers from Federal procurement regulations, thereby allowing it to operate more efficiently and to adopt some characteristics of private-sector companies. As a PBO, DeCA will be striving for progressive market excellence through its "SAVER 2000" initiative -- providing Service, Access, Value, Efficiency and Response to customers and taxpayers.

         DeCA commands and centrally manages the commissary system through four commissary regions. Three regions are located in the continental United States and one in Europe. Daily operational support to the agency's regions, zone managers, commissaries and associated facilities is provided by an Operations Support Center located in Fort Lee, Virginia (the "OSC"), which is responsible for acquisitions, financial management, information technology/electronic commerce management, inventory management, food safety, marketing and transportation. All suppliers of goods to the commissary system are required to interface with the Marketing Business Unit (the "MBU") of the OSC, which combines several disciplines, such as operations, acquisition management and information management. The MBU is responsible for DeCA's electronic data interchange system, the preparation and administration of the resale ordering agreement used with suppliers, merchandising and marketing, and maintenance of the catalog master file, the list of products authorized to be carried by commissaries.

         The great majority of the DeCA buying and merchandising decisions for the seven DeCA regions are handled at DeCA's headquarters in Fort Lee, Virginia. Each region has its own Region Stock List ("RSL"). Within each RSL is a "Key Item List," which is a list of items that each store within that region should carry. Suppliers of brand name products must sell their products to the regional buyers to have their products included on that region's RSL. Once a product is listed on an RSL, it is the responsibility of the individual supplier to ensure that the product gets on the shelf. Many suppliers employ brokers, like us who function as sales representatives and provide a liaison with DeCA. Brokers also serve to promote the suppliers' products and ensure that the products are properly displayed and stocked on the shelf. Suppliers also contract with distributors who warehouse and ship the suppliers' products to the commissaries.

         Any supplier wishing to sell a product in the commissary system must complete and submit a product application to DeCA. DeCA analyzes each proposed product on the basis of price, quality, anticipated demand and other factors. If the proposed product meets DeCA's requirements, it will be assigned a Local Stock Number, a product identification number ("LSN"), and included on one or more

RSLs. If the product is unique to the tastes of a particular region or regions, it will be placed on the RSL for those regions only. Depending on the type of product, it may also be included on the Key Item List of one or more regions.

COMPETITION

         The military resale market is a highly competitive market that is served by several large distributors, most notably SuperValu, Inc., Nash Finch Company and Fleming Companies, Inc., but is otherwise highly fragmented with hundreds of small, privately-held firms operating in the various distribution layers. We face competition from local, regional and national distributors on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided.

         Because there are relatively low barriers to entry in the military resale market, we expect competition from a variety of established and emerging companies. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we have. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. In addition, consolidation in the industry, heightened competition among our vendors, new entrants and trends toward vertical integration could create additional competitive pressures that reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, it could have a material adverse effect on our financial condition and prospects.

PROPERTIES

         Our corporate headquarters is located at our distribution center in Colorado Springs, Colorado. The lease for our distribution center and corporate headquarters includes approximately 32,748 square feet, of which approximately 1,000 square feet is used for our corporate headquarters. The lease expires in the year 2006. The annual rent for our distribution center is approximately $180,000 per annum, with annual rental increases of approximately $8,000 per year during the term of the lease.

EMPLOYEES


         At October 28, 2002, we employed 14 persons on a full-time basis, of which three were management personnel, three were office staff and eleven were warehouse and distribution personnel. In addition, Edward T. Whelan, our Chairman of the Board and Chief Executive Officer, was employed on a part-time basis. None of our employees is a member of a trade union. All of our employees are employed at our corporate offices and distribution center located in Colorado, Springs, Colorado.


LEGAL PROCEEDINGS

         On October 31, 2001, an action captioned WAREHOUSE, LTD V. MILITARY RESALE GROUP, INC., Civil Action No. 01CV3230 was commenced against us and Ethan Hokit, our President and one of our directors, in the District Court, El Paso County, Colorado. In such action, the plaintiff, our former landlord, is seeking damages for an alleged breach of the terms of several lease agreements for office and warehouse space we occupied in Colorado Springs, Colorado. In its complaint, the plaintiff seeks judgment in the aggregate amount of $122,632.29 for rent, restoration of the premises and other charges, plus an undisclosed amount for late charges, litigation costs, costs of re-leasing the premises, reasonable attorneys' fees and interest. We filed an answer to the plaintiff's complaint in which we asserted affirmative defenses and made counterclaims against the plaintiff. Although this lawsuit is in its preliminary stages and the full amount of the plaintiff's claim has not been asserted, we believe the potential dollar amount of such claims will not have a material adverse effect on our overall operations. We intend to defend such lawsuit and pursue our counterclaims vigorously.

BUSINESS OF PREDECESSOR

         MRG-Maryland, a Maryland corporation in which we acquired a 98.2% interest on November 15, 2001, was formed in October 1997 by Richard Tanenbaum, one of our directors. Prior to November 15, 2001, we were inactive and had nominal assets and liabilities. As MRG-Maryland was considered the acquirer in such acquisition for financial reporting purposes, our historical financial statements for any period prior to November 15, 2001, as well as the description of our business operations for such periods, are those of MRG-Maryland.

         In connection with the acquisition, we issued an aggregate of 5,410,000 shares of our common stock to purchase approximately 98.2% of the outstanding capital stock of MRG-Maryland, including 2,210,050 shares to Xcel Associates, Inc., a corporation controlled by Edward Whelan, our Chairman of the Board and Chief Executive Officer, an aggregate of 400,000 shares to Shannon Investments, Inc., a corporation controlled by Mr. Whelan, an additional 1,039,950 shares directly to Mr. Whelan, an aggregate of 440,000 shares to Ethan D. Hokit, our President and one of our directors, and his wife, and 450,000 shares to Richard
H. Tanenbaum, one of our directors.

                                   MANAGEMENT

OFFICERS AND DIRECTORS


         The following table sets forth certain information with respect to each of our officers or directors as of October 28, 2002:


               NAME                  AGE                               POSITION
               ----                  ---                               --------
Edward T. Whelan..................     52    Chairman of the Board and Chief Executive Officer
Ethan D. Hokit....................     64    President, Chief Operating Officer, Treasurer and Director
Richard H. Tanenbaum..............     55    Director and Secretary

         EDWARD T. WHELAN was a co-founder of MRG-Maryland in October 1997 and served as its Chairman and Chief Executive Officer until the consummation of the Reverse Acquisition in November 2001, at which time he became our Chairman of the Board and Chief Executive Officer. Since April 1998, Mr. Whelan has also served as the President and a principal stockholder of Xcel Associates, Inc., a company engaged in providing financial consulting to small and medium-sized companies and to high net worth individuals. From 1989 to December 2001, Mr. Whelan also served as President and a principal shareholder of Shannon Investments, Inc., a consulting firm to small and medium-sized companies. From 1968 to 1971, Mr. Whelan attended St. Peters College in Jersey City, New Jersey, where he majored in Economics. Mr. Whelan spends approximately 40% of his professional time performing services on our behalf.

         ETHAN D. HOKIT was a co-founder of MRG-Maryland in October 1997 and served as its President and Chief Operating Officer, and was a director, until the consummation of the Reverse Acquisition in November 2001, at which time he became our President, Chief Operating Officer and Treasurer and one of our directors. From 1983 until February 1998, Mr. Hokit was the President of Front Range Distributors, Inc., a regional distributor of groceries and household goods to the military market serving the five military bases in and around Colorado Springs, Colorado. Mr. Hokit graduated from the University of Oklahoma with a Bachelor of Science degree in Chemistry in 1960 and a Master's Degree in Clinical Chemistry in 1962.

         RICHARD H. TANENBAUM was the general counsel and a director of MRG-Maryland since its inception in October 1997 until the consummation of the Reverse Acquisition in November 2001, at which time he became our general counsel and one of our directors. Since 1984, Mr. Tanenbaum has practiced law in Bethesda, Maryland, with an emphasis on contract negotiations, the purchase and sale of businesses, loan and real estate acquisitions, and related tax matters. Mr. Tanenbaum received his Juris Doctorate degree at Columbia Law School of the Catholic University of America in 1974. He received a Bachelor of Science degree from Bradley University in 1967.

TERMS OF OFFICERS AND DIRECTORS

         Our Board of Directors currently consists of three directors. Pursuant to our By-laws, each of our directors serves until the next annual meeting of stockholders or until his or her successor is duly elected or appointed.

         Our executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION

         The table below sets forth the compensation earned for services rendered in all capacities for the fiscal years ended December 31, 1999, 2000 and 2001 by our executive officers in their capacities as officers and directors of MRG-Maryland.

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                       ANNUAL COMPENSATION          SECURITIES
                                                      ---------------------         UNDERLYING          ALL OTHER
       NAME OF PRINCIPAL POSITION          YEAR       SALARY          BONUS         OPTIONS (#)       COMPENSATION
       --------------------------          ----       ------          -----         -----------       ------------

   Ethan D. Hokit, President and           1999       $24,000           --               --                  --
   Chief Operating Officer                 2000        60,000           --               --                  --
                                           2001        60,000                                             $9,000(1)

   Edward T. Whelan, Chairman and          1999          --             --               --                  --
   Chief Executive Officer                 2000          --             --               --                  --
                                           2001          --             --               --              $51,000(2)

---------------
(1) Represents the value of 90,000 shares of common stock issued to Mr. Hokit as additional compensation for services rendered in 2001.

(2) Represents the value of 145,000 shares of common stock issued to Mr. Whelan in February 2002 for consulting services preformed for us during 2001 and 220,000 shares of common stock issued to Mr. Whelan in December 2001 as additional compensation for services rendered in 2001.


         In January 2002, we entered into a one-year business consulting agreement with Edward Whelan and Edward Meyer, Jr. for the provision of marketing and managerial consulting services. Effective July 1, 2002, the consulting agreement of Mr. Whelan was terminated and Mr. Whelan became one of our employees, for which he will be compensated on the same basis as he was to be paid under his consulting agreement. In consideration of the services to be rendered by Messrs. Whelan and Meyer, we will issue in respect of each month a number of shares determined by dividing $12,000 by the product of 80% and the average closing bid price for our common stock during such month. As of October 28, 2002, 204,906 shares of our common stock had been issued to each of Messrs. Whelan or Meyer (or their respective designees) for services rendered in the current fiscal year.


DIRECTORS' COMPENSATION

         Our directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors generally are not paid any separate fees for serving as directors. However, in December 2001, we issued 200,000 shares of common stock to Richard H. Tanenbaum for services rendered as one of our directors.

EXECUTIVE EMPLOYMENT AGREEMENTS

         We do not have an employment agreement with any of our executive officers.

EQUITY INCENTIVE PLAN

         In December 2001, we adopted the Military Resale Group, Inc. 2001 Equity Incentive Plan (the "Incentive Plan") for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees and consultants. We have reserved 1,500,000 shares of our common stock for issuance under the Incentive Plan. The Incentive Plan has a term of ten years and provides for the grant of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights, restricted stock awards, performance share awards and compensatory share awards. The exercise price for non-statutory stock options may be equal to or more or less than 100 percent of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of our common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock).

         Options granted under the Incentive Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our common stock) and generally vest over a three-year period. Options generally terminate three months after the optionee's termination of employment by us for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

         The Incentive Plan also provides for grants of stock appreciation rights ("SARs"), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of our common stock on the exercise date and the exercise price of SAR. The exercise price of any SAR granted under the Incentive Plan will be determined by our board of directors in its discretion at the time of the grant. SARs granted under the Incentive Plan may not be exercisable for more than a ten year period. SARs generally terminate one month after the grantee's termination of employment by us for any reason other than death, disability or retirement. Although our board of directors has the authority to grant SARs, it does not have any present plans to do so.

         Restricted stock awards, which are grants of shares of our common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Incentive Plan.

         Performance share awards, which are grants of shares of our common stock upon the achievement of specific performance objectives, may also be made under the Incentive Plan. At this time, our board of directors has not granted, and does not have any plans to grant, performance shares of common stock.

         Compensatory share awards, which are grants of shares of our common stock as consideration for services rendered by our employees or consultants, may also be made under the Incentive Plan. In the first six months of 2002, our board of directors authorized the issuance of an aggregate of 400,000 compensatory shares of common stock to our consultants.


         As of October 28, 2002, there were outstanding under the Incentive Plan options to purchase an aggregate of 400,000 shares of our common stock, which options include three-year options to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $0.50 per share that expire on January 3, 2005, and one-year options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.50 per share that expire on July 1, 2003.


                             PRINCIPAL STOCKHOLDERS


         The following table sets forth as of October 28, 2002 certain information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the beneficial owner of more than five percent (5%) of our common stock, (b) each director and executive officer and (c) all directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                 SHARES OF COMMON
                                STOCK OWNED PRIOR    BENEFICIAL OWNERSHIP AFTER
                                  TO OFFERING(1)           OFFERING(%)(1)
                               ------------------  -----------------------------
                                                   500,000  2,500,000  5,000,000
        NAME AND ADDRESS          AMOUNT       %    SHARES    SHARES    SHARES
------------------------------ -----------   ----  -------  ---------  ---------

Edward T. Whelan ............. 2,634,931(2)  23.8%   22.7%     19.4%     16.4%
135 First Street
Keyport, NJ 07735

Richard H. Tanenbaum ......... 2,389,752(3)  21.6%   20.6%     17.6%     14.9%
7315 Wisconsin Avenue
Suite 775N
Bethesda, MD 20814

Edward Meyer, Jr ............. 2,065,319(4)  18.6%   17.8%     15.2%     12.8%
25 Sheffield Drive
Freehold, NJ  07728

The Calvo Family
  Spendthrift Trust .......... 1,040,386(5)   9.4%    9.0%      7.7%      6.5%
1941 SE 51st Street Terrace
Ocala, FL 34471

The Tucker Family
  Spendthrift Trust .......... 1,039,287(5)   9.4%    9.0%      7.7%      6.5%
2500 N. Military Trail
Suite 225
Oscala, FL 34471

Atlantic Investment Trust .... 1,514,752(6)  13.7%   13.1%     11.2%      9.4%
7315 Wisconsin Avenue
Suite 775N
Bethesda, MD 20814

                                 SHARES OF COMMON
                                STOCK OWNED PRIOR    BENEFICIAL OWNERSHIP AFTER
                                  TO OFFERING(1)           OFFERING(%)(1)
                               ------------------  -----------------------------
                                                   500,000  2,500,000  5,000,000
        NAME AND ADDRESS          AMOUNT       %    SHARES    SHARES    SHARES
------------------------------ -----------   ----  -------  ---------  ---------

Grace Holdings, Inc. .........   759,919      6.9%    6.6%      5.6%      4.7%
7315 Wisconsin Avenue
Suite 775N
Bethesda, MD  20814

Ethan D. Hokit ...............   530,000(7)   4.8%    4.6%      3.9%      3.3%
3305 Blodgett Drive
Colorado Springs, CO  80919

Directors and executive
  officers as a group
  (three persons) ............ 4,039,751     36.4%   34.9%     29.7%     25.1%


------------------
(1) For purposes of this table, information as to the beneficial ownership of shares of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of our common stock that such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this Prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.


(2) Includes 220,000 shares owned directly by Mr. Whelan, 759,919 shares owned of record by Grace Holdings, Inc., of which Mr. Whelan is President, 755,013 shares beneficially owned by Atlantic Investment Trust, the beneficiaries of which are members of Mr. Whelan's family, 400,000 shares of record by Shannon Investments, Inc., which is controlled by Mr. Whelan for the benefit of his family, and 499,999 shares of record by Xcel Associates, Inc., of which Mr. Whelan is a principal shareholder.

(3) Includes 675,000 shares owned directly by Mr. Tanenbaum, 1,514,752 shares beneficially owned by Atlantic Investment Trust, of which Mr. Tanenbaum serves as trustee, and 200,000 shares beneficially owned by Eastern Investment Trust, of which Mr. Tanenbaum serves as trustee.

(4) Includes 1,165,320 shares owned directly by Mr. Meyer, 499,999 shares owned of record by Xcel Associates, of which Mr. Meyer is a principal shareholder, 200,000 shares beneficially owned by Eastern Investment Trust, the beneficiary of which is a member of Mr. Meyer's family and 200,000 shares owned of record by Mr. Meyer's spouse.

(5) As reported by such stockholder on Schedule 13G/A filed with the Securities and Exchange Commission on October 14, 2002.

(6) Includes 555,013 shares owned of record, 200,000 shares issuable upon the conversion of $50,000 principal amount of convertible bridge note indebtedness and 759,919 shares owned by Grace Holdings, Inc., a wholly-owned subsidiary of Atlantic Investment Trust.

(7) Includes 400,000 shares of our common stock owned of record by Mr. Hokit's spouse.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1997, we borrowed $60,000 from Shannon Investments, Inc., one of our principal shareholders that is controlled by Edward Whelan, our Chairman of the Board and Chief Executive Officer. In connection with such loan, we executed a promissory note in favor of Shannon Investments, Inc. that bears interest at the rate of 10% per annum and is payable on demand. As of December 31, 2001, the outstanding principal balance due under the promissory note was approximately $60,000.

         Mr. Whelan is also the President and a principal shareholder of Xcel Associates, Inc., which is one of our principal shareholders.

         Since October 1997, Xcel Associates, Inc. has maintained office space in our corporate offices without charge.

         In February 2001, we entered into an 11-month consulting agreement with each of Mr. Whelan and Edward Meyer, Jr., one of our principal shareholders. In consideration of consulting services rendered under such agreements, in February 2001 we issued 145,000 shares of common stock to each of Messrs. Whelan and Meyer.

         In February 2001, we issued 50,000 shares of our common stock to Jerry Gruenbaum, Esq., our corporate counsel at the time of issuance, for legal services performed for the company. On March 23, 2001, we placed a stop transfer order on these 50,000 shares due to Mr. Gruenbaum's failure to perform the legal services for which he was retained.

         On August 14, 2001, we borrowed $100,000 from Oncor Partners, Inc., a company of which Edward Whelan, our Chairman of the Board and Chief Executive Officer, is President and a shareholder. The loan bears no interest and had an original term of one year, which, in August 2002, was extended for an additional six months to February 14, 2003.

         In August 2001, we issued 20,000 shares of our common stock to Alan Finfer, a director and our Secretary and Treasurer at the time of issuance, for consulting services performed on our behalf.

         In December 2001, we borrowed $25,000 from each of Ethan D. Hokit, our President and one of our directors, and Atlantic Investment Trust ("Atlantic"), a trust of which Richard Tanenbaum, one of our directors, is the trustee. In connection with each such loan, we executed a demand promissory note that bears interest at the rate of 8% per annum.


         In January 2002, we entered into a one-year business consulting agreement with Edward Whelan and Edward Meyer, Jr. for the provision of marketing and managerial consulting services. Effective July 1, 2002, the consulting agreement of Mr. Whelan was terminated and Mr. Whelan became one of our employees, for which he will be compensated on the same basis as he was to be paid under his consulting agreement. In consideration of the services to be rendered by Messrs. Whelan and Meyer, we will issue in respect of each month the number of shares determined by dividing $12,000 by the product of 80% and the average closing bid price for our common stock during such month. As of October 28, 2002, 204,906 shares of our common stock had been issued to each of Messrs. Whelan or Meyer (or their respective designees) for services rendered in the current fiscal year.

         In August 2002, we issued to Atlantic and to Eastern Investment Trust, a trust of which Richard Tanenbaum, one of our directors, is the trustee, $100,000 aggregate principal amount of convertible promissory notes that mature on June 30, 2003 and bear interest at the rate of 8% per annum. Such notes are convertible at any time and from time to time by the noteholders into a maximum of 436,000 shares of our common stock (subject to certain anti-dilution adjustments). The terms of such notes require us to register under the Securities Act of 1933 the shares of our common stock issuable upon conversion of the notes not later than December 31, 2002.

                            DESCRIPTION OF SECURITIES


         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of October 28, 2002, 11,083,389 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, at such date, 400,000 shares of common stock were reserved for issuance upon the exercise of outstanding options and 2,743,800 shares of common stock were reserved for issuance upon the conversion of outstanding convertible notes.


COMMON STOCK

         VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we were a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

         RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

         MAJORITY VOTING. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholders action other than the election of directors. However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

                              PLAN OF DISTRIBUTION

         We are offering up to 5,000,000 shares of our common stock on a "best efforts, no minimum" basis at a price of $1.00 per share. Under a "best efforts, no minimum" offering, there is no requirement that we sell a specified number of shares before the proceeds of the offering become available to us. We may sell only a nominal amount of shares and receive minimal proceeds from this offering. We will not escrow any of the proceeds received from our sale of shares before the offering and we are not required to sell a specified number of shares before the offering is terminated. Therefore, upon acceptance of a subscription, the proceeds from that subscription will be immediately available for our use and the investor has no assurance that we will sell all or any part of the remaining shares offered hereby. The offering will commence on the date shown on the front cover of this prospectus and will terminated on March 31, 2003, unless, in our discretion, we terminate the offering before that date. We also reserve the right to extend the offering beyond March 31, 2003 for an additional 120 days if we have not sold all of the shares prior to that date.

         Our officers, directors, employees and affiliates may purchase shares in the offering on the same terms and conditions as other purchasers. Subscription for the shares may only be made by completing a written subscription agreement and by submitting the completed agreement, together with a check payable to "Military Resale Group, Inc.," to us at our principal executive offices to the attention of our Chief Executive Officer. If the subscription is accepted, the check will be deposited by us and, upon notification from our bank that the funds are available, we will cause a stock certificate for the shares purchased to be issued and delivered to the investor. If we reject any subscription, the investor's check will be returned without interest or deduction.

         To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may have to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. We currently plan to register all of the 5,000,000 shares offered hereby for offer and sale in each of the States of Colorado and New York and a limited number of shares in the States of Connecticut, Florida and New Jersey.

         We have not engaged the services of an underwriter or selling agent or broker in connection with this offering. We will offer the shares directly and through our officers and directors, Messrs. Whelan, Hokit and Tanenbaum, acting on our behalf. We will not pay any commission or other consideration or compensation to any officer or director in connection with the sale of the shares. The persons offering the shares on our behalf will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934 on the basis that such persons:

            o  are not subject to statutory disqualification;

            o have not and will not be compensated in connection their participation in this offering;

            o  are not associated with a broker or dealer;

            o after this offering, will continue to perform substantial services on our behalf, other than in connection with the offering of our securities;

            o were not a broker or dealer or associated with a broker or dealer during past 12 months; and

            o do not participate in the sale of securities for any issuer more than once every 12 months.


         Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

         Our common stock trades on the OTC Bulletin Board under the ticker symbol "MYRG."

Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are more difficult to obtain. Additionally, our common stock is subject to special regulations governing the sale of a penny stock.

         A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions, which are not applicable to our securities:

            o The equity security is listed on Nasdaq or a national securities exchange;

            o The issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

            o The issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

         If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Securities Exchange Act of 1934, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.


                                  LEGAL MATTERS

         The legality of the issuance of the shares offered will be passed upon for us by the law firm of Pryor Cashman Sherman & Flynn LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2000 and 2001 and for each of the two years in the period ended December 31, 2001 included in this Prospectus have been audited by Michael Johnson & Co. LLC, Denver, Colorado, independent accountants, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT LIABILITES

         Our restated certificate of incorporation and by-laws contains provisions entitling our officers and directors to indemnification by the company to the fullest extent permitted by New York business corporation law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under this provision of our corporate charter and bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including exhibits and schedules) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

         We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http//www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Auditors ............................................  F-2

Balance Sheets as of December 31, 2000 and 2001 (audited)
  and June 30, 2002 (unaudited) ...........................................  F-3

Statements of Operations for the years ended December 31, 2000 and 2001 (audited) and for the six month periods ended June 30, 2001 and 2002 (unaudited) ....................................................  F-4

Statements of Cash Flows for the years ended December 2000
  and 2001(audited) and for the six month periods ended June 30, 2001 and 2002 (unaudited) ....................................................  F-5

Statements of Shareholders' Equity (Deficit) for the years ended
  December 31, 2000 and 2001(audited) and for the six month period ended June 30, 2002 (unaudited) .........................................  F-6

Notes to Financial Statements .............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Military Resale Group, Inc.
Colorado Springs, Colorado


We have audited the accompanying balance sheets of Military Resale Group, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Military Resale Group, Inc., as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company's recurring losses from operations and its difficulties in generating sufficient cash flow to meet its obligation and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   MICHAEL B. JOHNSON & CO., LLC


                                                   By: /s/ Michael B. Johnson
                                                       -------------------------
                                                           Michael B. Johnson





Denver, Colorado
February 18, 2002
October 25, 2002

                           MILITARY RESALE GROUP, INC.
                                 BALANCE SHEETS


                                            JUNE 30,   DECEMBER 31, DECEMBER 31,
ASSETS                                        2002         2001        2000
                                           ----------   ----------   --------
                                          (UNAUDITED)

CURRENT ASSETS:
   Cash                                    $    6,079   $       --   $     --
   Accounts receivable - trade                 522,997      441,058    457,574
   Inventory                                  309,435      252,430     90,936
   Deposits                                    23,218       20,406         --
   Prepaid expenses                             3,714        6,708         --
                                           ----------   ----------   --------
   Total current assets                       865,443      720,602    548,510
                                           ----------   ----------   --------

FIXED ASSETS:
   Office equipment                             2,741        9,121      1,691
   Warehouse equipment                        205,044      203,132     83,110
   Vehicles                                    64,366       64,366     64,366
   Leasehold improvements                       2,440        2,440      2,440
   Software                                    15,609       15,609     15,609
                                           ----------   ----------   --------
                                              290,200      294,668    167,216
   Less accumulated depreciation             (123,510)    (102,257)   (67,217)
                                           ----------   ----------   --------
   Net fixed assets                           166,690      192,411     99,999
                                           ----------   ----------   --------

OTHER ASSETS:
   Goodwill, net of amortization                   --           --      1,834
                                           ----------   ----------   --------

TOTAL ASSETS                               $1,032,133   $  913,013   $650,343
                                           ==========   ==========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable - trade                $1,108,770   $1,047,207   $544,698
   Bank overdraft                                  --        1,349     38,223
   Accrued expenses                            47,221           --         --
   Accrued interest payable                   142,370       60,657     23,540

   Notes payable - current portion            339,755      260,522     86,073
                                           ----------   ----------   --------
   Total current liabilities                1,638,116    1,369,735    692,534
                                           ----------   ----------   --------

LONG-TERM DEBT:
   Notes payable - long-term portion           91,121       91,121     17,358
                                           ----------   ----------   --------
   Total long-term debt                        91,121       91,121     17,358

TOTAL LIABILITIES                           1,729,237    1,460,856    709,892
                                           ----------   ----------   --------

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.0001,
   60,000,000 shares
   Authorized; 9,672,127, 7,505,004
   and 5,360,000 issued and
   Outstanding at June 30, 2002,
   December 31, 2001 and
   December 31, 2000, respectively                967          750        536
   Additional paid-in capital                 988,327     (407,150)   149,664
   Retained deficit                        (1,686,398)    (955,743)  (209,749)
                                           ----------   ----------   --------
   Total stockholders' equity                (697,104)    (547,843)   (59,549)
                                           ----------   ----------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $1,032,133   $  913,013   $650,343
                                           ==========   ==========   ========


SEE ACCOMPANYING NOTES.

                           MILITARY RESALE GROUP, INC.
                            STATEMENTS OF OPERATIONS


                             FOR THE SIX MONTH PERIOD     FOR THE YEAR ENDED
                                   ENDED JUNE 30,            DECEMBER 31,
                              -----------------------   -----------------------
                                 2002         2001         2001         2000
                              ----------   ----------   ----------   ----------
                              (UNAUDITED)
REVENUES
  Resale revenue              $3,015,024   $2,073,376   $4,560,347   $4,032,275
  Commission revenue             124,146      181,913      291,086      448,030
                              ----------   ----------   ----------   ----------
Total revenues                 3,139,170    2,255,289    4,851,433    4,480,305
                              ----------   ----------   ----------   ----------

COST OF GOODS SOLD            (2,696,622)  (1,968,558)  (4,279,449)  (3,770,094)
                              ----------   ----------   ----------   ----------

GROSS PROFIT                     442,548      286,731      571,984      710,211
                              ----------   ----------   ----------   ----------

OPERATING EXPENSES:
  Salary & payroll taxes         215,962      207,217      415,525      361,623
  Professional fees              200,446       11,208      153,856       50,795
  Occupancy                      110,525       49,768      155,503       80,805
  General and administrative     338,478       81,825      333,881       49,147
  Amortization/depreciation       21,253       17,520       36,874       36,039
  Lease and auto/truck expense    46,318       51,183      175,584      133,354
                              ----------   ----------   ----------   ----------
Total operating expenses         932,982      418,721    1,271,223      711,763
                              ----------   ----------   ----------   ----------

NET LOSS FROM OPERATIONS        (490,434)    (131,990)    (699,239)      (1,552)
                              ----------   ----------   ----------   ----------

OTHER EXPENSES/INCOME
  Interest expense              (240,263)      (2,251)     (46,755)     (12,121)
  Interest income                     42           --           --           --
                              ----------   ----------   ----------   ----------
Total other expenses            (240,221)      (2,251)     (46,755)     (12,121)
                              ----------   ----------   ----------   ----------
NET LOSS                      $ (730,655)  $ (134,241)  $ (745,994)  $  (13,673)
                              ==========   ==========   ==========   ==========

PER SHARE INFORMATION:

Weighted average number
of common shares outstanding   8,327,378    5,360,000    5,644,584    5,360,000
                              ----------   ----------   ----------   ----------

NET LOSS PER COMMON SHARE     $    (0.08)  $    (0.02)  $    (0.13)  $    (0.01)
                              ==========   ==========   ==========   ==========


SEE ACCOMPANYING NOTES.

                           MILITARY RESALE GROUP, INC.
                            STATEMENTS OF CASH FLOWS


                                                        FOR THE SIX MONTH PERIOD       FOR THE YEAR ENDED
                                                             ENDED JUNE 30,               DECEMBER 31,
                                                        ------------------------    ------------------------
                                                           2002          2001          2001          2000
                                                        ----------    ----------    ----------    ----------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                              $ (730,655)   $ (134,241)   $ (745,994)   $  (13,673)
  Adjustments to reconcile net loss to net cash
    (used in) provided by operating activities:
    Depreciation                                            21,252        17,520        35,040        35,039
    Amortization                                                --            --         1,834         1,000
    Loss on disposal of equipment                            6,380            --            --            --
    Stock issued for services                              281,394            --       253,750            --
    Stock issued in lieu of debt                           150,000            --            --            --
    Stock issued for interest                              150,000            --            --            --
    Changes in assets & liabilities:
    Decrease (increase) in accounts receivable             (81,939)       26,042        16,516      (157,932)
    (Increase) decrease in inventory                       (57,005)      (51,974)     (161,494)         (202)
    Increase in prepaid expenses                             2,994          (452)       (6,708)           --
    (Increase) decrease in deposits                         (2,812)           --       (20,406)           --
    (Decrease) increase in accounts payable                 61,563       163,116       502,509       135,130
    Increase in accrued expenses and accrued interest      128,934         7,200        37,117         7,758
                                                        ----------    ----------    ----------    ----------
Net cash (used in) provided by operating activities        (69,894)      (27,211)      (87,836)        7,120
                                                        ----------    ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of business                                                                3,950
  Purchase of fixed assets                                  (1,912)           --      (127,452)      (14,515)
                                                        ----------    ----------    ----------    ----------
Cash flows used in investing activities                     (1,912)           --      (123,502)      (14,515)
                                                        ----------    ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                            (1,349)      (21,094)      (36,874)       38,223
  Short-term borrowings                                     79,234            --       248,212            --
  Note principal payments                                       --        (6,117)           --       (34,604)
                                                        ----------    ----------    ----------    ----------
Cash flows provided by financing activities                 77,885       (27,211)      211,338         3,619
                                                        ----------    ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents         6,079            --            --        (3,776)
Cash and cash equivalents at beginning of period                --            --            --         3,776
                                                        ----------    ----------    ----------    ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD              $    6,079    $       --    $       --    $       --
                                                        ==========    ==========    ==========    ==========

SUPPLEMENTAL INFORMATION:

         Interest paid                                  $    6,170    $       --    $    9,263    $    4,365
                                                        ==========    ==========    ==========    ==========
         Income taxes paid                              $       --    $       --    $       --    $       --
NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of stock in exchange for cancellation of
indebtedness of $150,000 and interest expense
of $150,000 on convertible notes
                                                        $  300,000    $       --    $       --    $       --
                                                        ==========    ==========    ==========    ==========


SEE ACCOMPANYING NOTES.

                           MILITARY RESALE GROUP, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                   COMMON STOCK         ADDITIONAL    RETAINED          TOTAL
                                              ----------------------     PAID-IN      EARNINGS       STOCKHOLDERS'
                                                SHARES        AMOUNT     CAPITAL      (DEFICIT)         EQUITY
                                              ------------    ------    --------     -----------      ---------
Balance, December 31, 1999                       5,360,000     $536     $149,664     $  (196,076)     $ (45,876)

Net loss for year ended                                 --       --           --         (13,673)       (13,673)
                                              -----------------------------------------------------------------
Balance, December 31, 2000                       5,360,000      536      149,664        (209,749)       (59,549)
                                              -----------------------------------------------------------------

Issuance of common stock for services              875,000       87      253,663              --        253,750
Acquisition of Bactrol Technologies, Inc.        1,270,004      127        3,823              --          3,950
Net loss for year ended                                 --       --           --        (745,994)      (745,994)
                                              -----------------------------------------------------------------
Balance, December 31, 2001                       7,505,004      750      407,150        (955,743)      (547,843)
                                              -----------------------------------------------------------------

Stock issued for services (Unaudited)              300,000       30       92,970              --         93,000
Stock issued for services (Unaudited)               73,550        7       22,058                         22,065
Stock issued in lieu of debt (Unaudited)           576,923       58      149,942                        150,000

Stock issued in lieu of interest (Unaudited)       576,923       58      149,942                        150,000
Stock issued for services (Unaudited)              639,727       64      166,265                        166,329
Net loss for six month period ended
  (Unaudited)                                           --       --           --        (730,655)      (730,655)
                                              -----------------------------------------------------------------
BALANCE, JUNE 30, 2002 (UNAUDITED)               9,672,127     $967     $988,327     $(1,686,398)     $(697,104)
                                              =================================================================



SEE ACCOMPANYING NOTES.

                           Military Resale Group, Inc.
                          Notes to Financial Statements

NOTE 1 - GENERAL

THE COMPANY

         On October 15, 2001, the Company, formerly Bactrol Technologies, Inc., and Military Resale Group, Inc. ("MRG"), a Maryland corporation which was formed on October 6, 1997, executed a Stock Purchase Agreement pursuant to which, on November 15, 2001, 98.2% of MRG's stock was effectively exchanged for a controlling interest in a publicly held "shell" corporation that concurrently changed its name to Military Resale Group, Inc. This transaction is commonly referred to as a 'reverse acquisition." For financial accounting purposes, this transaction has been treated as the issuance of stock for the net monetary assets of the Company, accompanied by a recapitalization of MRG with no goodwill or other intangible assets recorded.

         For financial reporting purposes, MRG is considered the acquirer, and therefore, the historical operating results of Bactrol Technologies, Inc. are not presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

         The Company's trade accounts primarily represent unsecured receivables. Historically, the Company's bad debt write-offs related to these trade accounts have been insignificant.

PROPERTY AND EQUIPMENT

         The Company follows the practice of capitalizing property and equipment over $250 at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives.

              Office Equipment & Software         3 to 5 years
              Warehouse Equipment                 5 to 7 years
              Vehicles                            5 years

ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                           Military Resale Group, Inc.
                          Notes to Financial Statements

NET LOSS PER SHARE

         Net loss per share is based on the weighted average number of common shares outstanding during the period.

REVENUE RECOGNITION


         The Company's revenues are derived in either one of two ways: resale revenue or commission revenue.

         RESALE REVENUE. In the majority of instances, the Company purchases products from manufacturers and suppliers for resale to the commissaries its services. Revenue is recognized in the amount of the gross sales amount received by the Company (subject to an appropriate provision for returns and allowances from such sales), which includes (i) the purchase price paid by the commissary plus (ii) a negotiated storage and delivery fee paid by the manufacturer or supplier. The Company records revenue on a gross sales basis because the Company
(a) is the primary obligor in the transaction as it is responsible for fulfillment of the order and for the customer's acceptance of the goods or services sold, (b) bears inventory risk (it takes title to the goods before the customer's order is placed or upon the customer's return), and (c) bears physical loss of inventory risk.

         COMMISSION REVENUE. In the remaining instances, the Company acts as an agent for the manufacturer or supplier of the products it sells, and earns a commission paid by the manufacturer or supplier, generally in an amount equal to a percentage of the manufacturer's or supplier's gross sales amount. In such cases, revenue is recognized on the date goods are shipped in the amount of the commission received by the Company on the gross sales amount.

         The Company recognizes both resale revenue and commission revenue on the date goods are shipped because title to the goods passes, and the payment obligation of the customer or supplier to the Company arises, upon shipment of the goods to the commissaries.


         The Company believes that adoption of Staff Accounting Bulletin (SAB) 101- "Revenue Recognition in Financial Statements" had no effect on its financial statements.

COMPENSATORY EQUITY ISSUANCES

         The Company applies the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Base Compensation" (SFAS No. 123) for options granted to employees, directors and non-employees. As allowed under the provisions of SFAS No. 123, the Company applies Accounting Principal Board Opinion No. 25 and related interpretations, in accounting for its stock plans.

         In the first quarter of 2002, the Company issued shares of its common stock for consulting services provided to the Company. Such shares were registered under the Securities Act of 1933 pursuant to an S-8 registration statement relating to the Equity Incentive Plan adopted by the Company in the fourth quarter of 2001. The shares were valued at $0.31 per share, representing the closing bid price of the Company's publicly-traded common stock at the time of issuance.

         Information with respect to all stock options is summarized below:

                           Military Resale Group, Inc.
                          Notes to Financial Statements


                                                                    Weighted
                                                  2001 Plan     Average Exercise
                                                   Options            Price
                                                  ---------     ----------------

Outstanding at December 31, 2000
Granted                                           1,000,000         $   0.50
Exercised                                                 0                0
Expired                                                   0                0
                                                  ---------         --------
Outstanding at December 31, 2001                  1,000,000         $   0.50
                                                  =========         ========

2002

Granted                                             100,000         $   0.50
Exercised                                                 0                0
Expired                                                   0                0
                                                  ---------         --------
Outstanding at June 30, 2002                      1,100,000         $   0.50
                                                  =========         ========



         On August 1, 2001, in connection with a consulting arrangement, the Company, issued options to purchase 1,000,000 shares of common stock at an exercise price of $0.50 per share, which price was in excess of the fair market value of the common stock on the date of grant. The options expired on August 1, 2002. As none of such options were exercised prior to expiration, no amounts have been accrued in respect of such options.


         In 2001, the Company issued 875,000 shares of its restricted common stock to participating employees based upon salary levels and minimum service requirements. Compensation costs of $0.29 per share (representing the closing bid price on the date of issuance of $0.32 per share less a discount of approximately 10% due to the fact that such shares were " restricted stock" and were subject to statutory transfer restrictions on the date of issue) have been charged against operations for 2001.


FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

OTHER COMPREHENSIVE INCOME

         The Company has no material components of other comprehensive income
(loss) and, accordingly, net loss is equal to comprehensive loss in all periods.

                           Military Resale Group, Inc.
                          Notes to Financial Statements

FEDERAL INCOME TAXES

         The Company accounts for income taxes under SFAS No 109, which requires the asset and liability approach to accounting for income taxes. Under this approach, deferred income taxes are determined based upon differences between the financial statement and tax bases of the Company's assets and liabilities and operating loss carryforwards using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the future tax benefit will be realized.

INTERIM FINANCIAL DATA

         The interim financial information as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at that date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 2002 are not necessarily indicative of results that may be expected for any future periods.

NOTE 3 -- INVENTORY

         Inventories at December 31, 2001 and June 30, 2002 by major classification were comprised of the following:


                                          DECEMBER 31, 2001    JUNE 30, 2002
                                          -----------------    -------------
                                                               (Unaudited)
               Finished goods                  $252,430          $309,435
                                               --------          --------
                                               $252,430          $309,435
                                               ========          ========


         Inventory consists primarily of grocery items and are stated at the lower of costs or market. Cost is determined under the first-in, first-out method (FIFO) valuation method. All items of inventory are finished goods resold to military commissaries and wholesale food chains.

SEGMENT INFORMATION

         The Company operates primarily in a single operating segment, distributing and marketing resale grocery products to military commissaries.

NOTE 4 - NOTES PAYABLE

         The following is a summary of notes payable as of June 30, 2002 and December 31, 2001:


                                                       December 31,    June 30,
                                                          2001           2002
                                                       -----------    ---------
                                                                     (Unaudited)
Note payable to finance company, collateralized
  by auto, monthly payments of  $1,053, maturity
  date - June 2003                                      $  18,240     $  15,596
Note payable to investment company, unsecured loan,
  10% interest, due on demand                              60,000        60,000

Note payable - freezer, secured by property leased,
  19% interest, maturity dated October 2006                72,266        67,863

                           Military Resale Group, Inc.
                          Notes to Financial Statements


                                                       December 31,    June 30,
                                                          2001           2002
                                                       -----------    ---------
                                                                     (Unaudited)
Note payable - cooler, secured by property leased,
  24% interest, maturity date November 2004                31,137        27,417
Convertibles Notes, unsecured loan, 8% interest,
  maturity date December 31, 2002                          35,000       110,000
Notes payable, unsecured, 8% interest, due on demand      135,000       150,000
                                                        ---------     ---------
                                                          351,643       430,876
Less: Current Portion                                    (260,522)     (339,755)
                                                        ---------     ---------
Total Long-Term Debt                                    $  91,121     $  91,121
                                                        =========     =========


         Maturities of long-term debt at December 31, 2001, were as follows:


                      2002                       $260,522
                      2003                         28,963
                      2004                         25,807
                      2005                         17,311
                      2006                         19,040
                                                 --------
                      Total                      $351,643
                                                 ========

         The terms of the Company's convertible notes provide generally, that, if the convertible notes are not in default, the holders may convert, at any time and from time to time, all or a portion of the outstanding balance under each convertible note into a number of shares (subject to certain anti-dilution adjustments) of the Company's common stock that will allow the noteholder to receive common stock having a market value equal to 150% of the converted balance of the note. If an event of default has occurred in respect of such convertible notes, the holder may convert the outstanding balance into a number of shares (subject to certain anti-dilution adjustments) of the Company's common stock equal to twice the number of shares the holder would have otherwise received if the convertible notes were not in default. Among other events of default, the terms of the convertible notes require the Company to register under the Securities Act of 1933 the shares its common stock issuable upon conversion of the convertible notes not later than December 31, 2002.

         The Company follows EITF 98-5 in accounting for convertible notes with "beneficial conversion features" (i.e., the notes may be converted into common stock at the lower of a fixed rate at the commitment date or a fixed discount to the market price of the underlying common stock at the conversion date). Because the Company's convertible notes contained a beneficial conversion feature on the date of issuance, the Company measured and recognized the intrinsic value of the beneficial conversion feature of the convertible notes when the convertible notes were issued. During the year ended December 31, 2001 and the six months ended June 30, 2002, interest expense of $35,000 and $225,000, respectively (representing the aggregate proceeds to the Company from convertible notes issued during such periods), was recognized as the intrinsic value of the beneficial conversion feature of the convertible notes that were issued during such periods.

                           Military Resale Group, Inc.
                          Notes to Financial Statements

NOTE 5 - COMMITMENTS AND CONTINGENCIES

OPERATING RENTAL LEASE

         In August 2001, the Company entered into lease agreements for office and warehouse space in Colorado Springs, Colorado that expire in August 2006. Rental expense for the year ended December 31, 2001 was $80,805.

         Minimum future lease payments under current lease agreements at December 31, 2001 were as follows:


                            2002            $182,839
                            2003             191,030
                            2004             199,216
                            2005             207,402
                            2006             141,908
                                            --------
                                            $922,395
                                            ========


NOTE 6 - CAPITAL STOCK TRANSACTION

         On May 24, 1999, the Company's Board of Directors and shareholders approved the following capital stock transaction: authorizing a 40,000-to-1 split of common stock. On October 15, 2001, the Company's Board of Directors and shareholders authorized increasing the number of authorized common shares to 60,000,000 and designating a par value of $.0001 per share for the common stock. All shares and per share amounts in the accompanying financial statements of the Company and notes thereto have been retroactively adjusted to give effect to the stock splits and new par value per share.

NOTE 7 - CONCENTRATION OF RISK

         The Company's revenues from military commissary sales provide approximately 98% of its base of operations. Management believes that concentration of customers with respect to risk is minimal due to the sales being primary through government contracts.

NOTE 8 - INCOME TAXES

         Significant components of the Company's deferred tax liabilities and assets at December 31, 2001 were as follows:


                                                        December 31,
                                                            2001
                                                        ------------
          Deferred Tax Assets
             Net Operating Loss Carryforwards            $ 955,743
             Less Valuation Allowance                     (955,743)
                                                         ---------
             Total Deferred Tax Assets                   $      --
                                                         =========

                           Military Resale Group, Inc.
                          Notes to Financial Statements

         As of June 30, 2002 and December 31, 2001, the Company had a net operating loss carryforward for federal income tax purposes approximately equal to the accumulated deficit recognized for book purposes, which will be available to reduce future taxable income. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period. Because of the current uncertainty of realizing such tax assets in the future, a valuation allowance has been recorded equal to the amount of the net deferred tax assets, which caused the Company's effective tax rate to differ from the statutory income tax rate. The net operating loss carryforward, if not utilized, will begin to expire in the year 2007.

NOTE 9 - GOING CONCERN:


         The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As of June 30, 2002, the Company's current liabilities exceeded current assets by $772,673. The Company lost $745,994 in operations in 2001 and $730,655 in operations for the six-month period ended June 30, 2002.


         The Company's management is currently pursuing equity and/or debt financing in an effort to restart operations. The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

NOTE 10 - RELATED PARTY TRANSACTIONS

CONSULTING AGREEMENTS

         In February 2001, the Company entered into a (11) eleven-month consulting agreement with Edward Whelan, Chairman of Board and principal shareholder, and Edward Meyer, Jr., one of the principals shareholders. In consideration for consulting services rendered, the Company issued 145,000 shares of common stock to each individual.

         In January 2002, the Company entered into a one-year business consulting agreement with Edward Whelan and Edward Meyer, Jr. for the provision of marketing and managerial consulting services. Effective July 1, 2002, the consulting agreement of Mr. Whelan was terminated and Mr. Whelan became an employee of the Company, for which he will be compensated on the same basis as he was to be paid under his consulting agreement. In consideration of the services to be rendered by Messrs. Whelan and Meyer, the Company will issue in respect of each month the number of shares determined by dividing $12,000 by the product of 80% and the average closing bid price for the Company's common stock during such month. As of June 30, 2002, 36,775 shares of the Company's common stock had been issued to each of Messrs. Whelan or Meyer for services rendered in the current fiscal year.

                           Military Resale Group, Inc.
                          Notes to Financial Statements

LOANS PAYABLE

         In October 1997, the Company borrowed $60,000 from Shannon Investments, which is controlled by Edward Whelan. The note is payable on demand and bears interest at the rate of 10% per annum.

         On August 14, 2001, the Company borrowed $100,000 from Oncor Partners, Inc., a company of which Edward Whelan, is president and shareholder.

         In December 2001, the Company borrowed $25,000 from Ethan Hokit, one of the company's directors, and Atlantic Investment Trust, of which Richard Tanenbaum, one of the Company's directors is a trustee. In connection with each such loan, the Company executed a demand promissory note that bears interest at the rate of 8% per annum.


         In December 2001, the Company issued $35,000 aggregate principal amount of convertible notes to two purchasers. Such notes are convertible at any time and from time to time by the noteholders into a maximum of 367,150 shares of the Company's common stock (subject to certain anti-dilution adjustments) if such convertible notes are not in default, or a maximum of 734,300 shares of the Company's common stock (subject to certain anti-dilution adjustments) if an event of default has occurred in respect of such convertible notes. The terms of such convertible notes require the Company to register under the Securities Act of 1933 the shares its common stock issuable upon conversion of such convertible notes not later than December 31, 2002.

         In the first six months of 2002, the Company issued $235,000 aggregate principal amount of convertible notes to nine purchasers. At the time of issuance, such notes were convertible at any time and from time to time by the noteholders into a maximum of 2,340,000 shares of the Company's common stock (subject to certain anti-dilution adjustments) if such convertible notes are not in default, or a maximum of 4,680,000 shares of the Company's common stock (subject to certain anti-dilution adjustments) if an event of default has occurred in respect of such convertible notes. The terms of such convertible notes require the Company to register under the Securities Act of 1933 the shares its common stock issuable upon conversion of such convertible notes not later than December 31, 2002.

========================================  ======================================

                                                     5,000,000 SHARES





    Until  __________ , all dealers that
effect transactions in these securities,
whether  or not  participating  in  this        MILITARY RESALE GROUP, INC.
offering,  may be  required to deliver a
prospectus.  This is in  addition to the
dealers'   obligation   to   deliver   a
prospectus  when acting as  underwriters
and  with   respect   to  their   unsold
allotments or subscriptions.  No dealer,
sales representative or other person has
been  authorized to give any information               COMMON STOCK
or  to  make  any   representations   in
connection with this offering other than
those contained in this Prospectus,  and
if given or made,  such  information  or
representation  must not be relied  upon
as  having   been   authorized   by  the
Company.   This   Prospectus   does  not
constitute   an   offer  to  sell  or  a              ---------------
solicitation  of an  offer to buy any of                PROSPECTUS
the securities  offered hereby by anyone              ---------------
in any  jurisdiction in which such offer
or  solicitation is not authorized or in
which the  person  making  such offer or
solicitation  is not  qualified to do so
or to any person to whom it is  unlawful
to  make  such  offer  or  solicitation.
Neither the delivery of this  Prospectus
nor any sale made hereunder shall, under             __________, 2002
any     circumstances,     create    any
implication   that  there  has  been  no
change  in the  affairs  of the  Company
since  the  date   hereof  or  that  the
information contained herein is correct as of any time subsequent to the date hereof.


========================================  ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference  is  made  to  Sections  721  through  725  of  the  Business
Corporation Law of the State of New York (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the NYBCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         Article 7 of our Restated Certificate of Incorporation requires us to indemnify our officers and directors to the fullest extent permitted under the NYBCL. Furthermore, Article XII of our Amended and Restated By-laws provides that we may, to the full extent permitted and in the manner required by the laws of the State of New York, indemnify any officer or director (and the heirs and legal representatives of any such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by us or in our right to procure a judgment in our favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which of our directors or officers served in any capacity at our request, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of ours or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

         Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. Article 7 of our Restated Certificate of Incorporation provides that none of our directors shall be liable to us or our shareholders for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director's acts violated Section 719, or its successor, of the NYBCL.

         Any amendment to or repeal of our Restated Certificate of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

                 DESCRIPTION                                     AMOUNT
                                                                --------
       Securities and Exchange Commission registration fee ...  $  1,195
       Accounting fees and expenses ..........................    30,000*
       Legal fees and expenses ...............................   185,000*
       Miscellaneous fees and expenses .......................    33,805*
                                                                --------
             Total ...........................................  $250,000*
                                                                ========

-------------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth certain information for all securities we sold during the past three years without registration under the Securities Act:

1999

         On various dates in 1999, our predecessor, Military Resale Group, Inc., a Maryland corporation ("MRG-Maryland"), sold an aggregate of 1,520,000 shares of its common stock to Xcel Associates, Inc., one of our principal shareholders, for aggregate consideration of $135,000. Such shares were issued by MRG-Maryland in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance, and such person was an 'accredited investor' as defined in Regulation D under the Securities Act of 1933, as amended.

2000
         None.

2001

         On August 1, 2001, MRG-Maryland issued options to purchase 1,000,000 shares of its common stock to Ronald Steenbergen, a consultant. In connection with the Reverse Acquisition, we assumed the obligations under the option agreement and, upon exercise, will issue shares of our common stock in substitution for the shares of the MRG-Maryland. Such options were exercisable for one year at an exercise price of $0.50 per share and expired in August 2002. Such options were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such person was an 'accredited investor' as defined in Regulation D under the Securities Act of 1933, as amended.

         In November 2001, we issued an aggregate of 5,410,000 shares of our common stock to the eleven stockholders of Military Resale Group, Inc., a Maryland corporation, in connection with the Reverse Acquisition. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons represented to us that they were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.


         In December 2001, we issued an aggregate of 875,000 shares of our common stock to an aggregate of 13 of our employees and directors as bonus compensation for services rendered in 2001. As no additional consideration was paid to the Company by the recipients of such shares, such issuances were not "offers" or "sales" as defined in the Securities Act of 1933, as amended, nor subject to the registration requirements of the Securities Act of 1933, as amended.

         In December 2001, we issued $35,000 aggregate principal amount of convertible notes to two purchasers. Such notes are convertible at any time and from time to time by the noteholders into a maximum of 367,150 shares of our common stock (subject to certain anti-dilution adjustments) if such convertible notes are not in default, or a maximum of 734,300 shares of our common stock (subject to certain anti-dilution adjustments) if an event of default has occurred in respect of such convertible notes. The terms of such convertible notes require us to register under the Securities Act of 1933 the shares our common stock issuable upon conversion of such convertible notes not later than December 31, 2002. Such notes were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.



2002


         In the first six months of 2002, we issued $225,000 aggregate principal amount of convertible notes to nine purchasers. At the time of issuance, such notes were convertible at any time and from time to time by the noteholders into a maximum of 2,340,000 shares of our common stock (subject to certain anti-dilution adjustments) if such convertible notes are not in default, or a maximum of 4,680,000 shares of our common stock (subject to certain anti-dilution adjustments) if an event of default has occurred in respect of such convertible notes. The terms of such convertible notes require us to register under the Securities Act of 1933 the shares our common stock issuable upon conversion of such convertible notes not later than December 31, 2002. Such notes were issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.


         In April 2002, we issued an aggregate of 1,993,573 restricted shares of our common stock to two holders of our convertible promissory notes in connection with the conversion of $150,000 aggregate principal amount of such notes plus $2,380 of accrued interest thereon into shares of our common stock. Such shares were issued by us in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

         In May 2002, we issued 36,775 shares of our common stock to each of Edward Meyer and Edward Whelan, our Chairman of the Board and Chief Executive Officer, pursuant to the terms of a consulting agreement. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.

         In July 2002, we issued options to purchase an aggregate of 300,000 shares of our common stock to consultants for services rendered. Such options are one-year options that have an exercise price of $0.50 per share and expire on July 1, 2003. Such options were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.

         In August 2002, we issued an aggregate of 619,540 shares of our common stock to five consultants for services rendered. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.


            In August 2002, we issued to Atlantic and to Eastern Investment Trust, a trust of which Richard Tanenbaum, one of our directors, is the trustee, $100,000 aggregate principal amount of convertible promissory notes that mature on June 30, 2003 and bear interest at the rate of 8% per annum. Such notes are convertible at any time and from time to time by the noteholders into a maximum of 436,000 shares of our common stock (subject to certain anti-dilution adjustments). The terms of the such notes require us to register under the Securities Act of 1933 the shares of our common stock issuable upon conversion of the notes not later than December 31, 2002. Such notes were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.

            In September 2002, we issued to a single purchaser a convertible promissory note in the principal amount of $5,000 that matures on July 30, 2003 and bears interest at the rate of 8% per annum. Such note is convertible at any time and from time to time by the noteholder into a maximum of 53,667 shares of our common stock (subject to certain anti-dilution adjustments). The terms of the such note requires us to register under the Securities Act of 1933 the shares of our common stock issuable upon conversion of the note not later than December 31, 2002. Such note was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such person was an 'accredited investor' as defined in Regulation D under the Securities Act of 1933, as amended.

            In September 2002, we issued 95,861 shares of our common stock to each of Edward Meyer and Edward Whelan, our Chairman of the Board and Chief Executive Officer (or their designees), pursuant to the terms of a consulting agreement. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons were 'accredited investors' as defined in Regulation D under the Securities Act of 1933, as amended.

            In October 2002, we issued an aggregate of 250,000 shares of our common stock to a consultant for services rendered. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such person was an 'accredited investor' as defined in Regulation D under the Securities Act of 1933, as amended.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------

3.1*      Restated Certificate of Incorporation of the Company.

3.2*      Amended and Restated By-laws of the Company.

5*        Opinion of Pryor Cashman Sherman & Flynn LLP.

10.1* Promissory Note dated December 12, 2001 from the Company to Atlantic Investment Trust in the principal amount of $25,000 (incorporated by herein by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB (file no. 000-26463)).

10.2* Promissory Note dated December 12, 2001 from the Company to Ethan Hokit, our president and one of our directors, in the principal amount of $25,000 (incorporated by herein by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB (file no. 000-26463)).

10.3* 2001 Equity Incentive Plan of the Company adopted in December 2001 (incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-81258).

10.4* Promissory Note dated August 14, 2001 from the Company to Oncor Partners, Inc. in the principal amount of $100,000.

10.5* Lease Agreement, dated as of August 2001, between MRS Connection and the Company related to 2180 Executive Circle, Colorado Springs, Colorado 80906.

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


10.6* Promissory Note dated as of October 30, 1997 from the Company to Shannon Investments, Inc.

10.7*     Form of Subscription Agreement.

10.8* Consulting Agreement dated January 3, 2002 between the Company and Edward T. Whelan and Edward Meyer, Jr., individually, of Xcel Associates, Inc. (incorporated herein by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB (file no. 000-26463)).

10.9 Military Distributor Agreement dated April 2, 2002 between the Company and Playtex Products, Inc. (Certain portions of this Exhibit have been omitted pursuant to our request for confidential treatment).


10.10* Domestic Service Agreement dated May 1, 2002 between the Company and Tyson Foods, Inc. (Certain portions of this Exhibit have been omitted pursuant to our request for confidential treatment).

10.11* Letter of Agreement effective November 1, 2001 between the Company and S&K Sales, Inc. (Certain portions of this Exhibit have been omitted pursuant to our request for confidential treatment).


10.12     Form of 9% Convertible Note.


10.13 8% Convertible Promissory Note dated August 7, 2002 from the Company to Atlantic Investment Trust in the principal amount of $50,000.

10.14 8% Convertible Promissory Note dated August 7, 2002 from the Company to Eastern Investment Trust in the principal amount of $50,000.


23.1      Consent of Michael Johnson & Co., LLC.

23.2* Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5).

24* Powers of Attorney (included in the Signature Page of the Registration Statement).

----------------
* Previously filed with the Commission.

ITEM 28.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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


                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds, to believe that it met all the requirements of filing on Form SB-2 and authorized this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, in Colorado Springs, Colorado on November 1, 2002.


                                   MILITARY RESALE GROUP, INC.



                                   By: /s/ Ethan D. Hokit
                                       -----------------------------------------
                                           Ethan D. Hokit
                                           President and Chief Operating Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


       SIGNATURE                        TITLE                         DATE

/s/ Edward T. Whelan        Chairman of the Board,              November 1, 2002
------------------------     Chief Executive Officer
Edward T. Whelan             (Principal Executive Officer)

/s/ Ethan D. Hokit          President, Chief Operating          November 1, 2002
------------------------     Officer, Director (Principal
Ethan D. Hokit               Accounting Officer and
                             Principal Financial Officer)

/s/ Richard H. Tanenbaum    Director                            November 1, 2002
------------------------
Richard H. Tanenbaum


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